                                                                    Exhibit 10.1

                                                                  EXECUTION COPY

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                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF October 23, 2005

                                  BY AND AMONG

                            PRIME PROPERTY FUND, LLC,

                              ATOM ACQUISITION LLC,

                        ATOM ACQUISITION PARTNERS, L.P.,

                        AMLI RESIDENTIAL PROPERTIES TRUST

                                       AND

                        AMLI RESIDENTIAL PROPERTIES, L.P.

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                                Table of Contents

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ARTICLE I. THE MERGER....................................................     3
   Section 1.1    The Mergers............................................     3
   Section 1.2    Closing................................................     3
   Section 1.3    Effective Times........................................     3
   Section 1.4    Merger Consideration...................................     4
   Section 1.5    Partnership Merger Consideration.......................     5
   Section 1.6    Organizational Documents...............................     6
   Section 1.7    Directors and Officers of the Surviving Entity.........     6
   Section 1.8    AMLI Common Share Options..............................     6
   Section 1.9    Termination of ESPP and Restricted Share Plan..........     7
   Section 1.10   Termination of DRIP....................................     7

ARTICLE II. EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES..............     8
   Section 2.1    Payment for Securities.................................     8

ARTICLE III. REPRESENTATIONS AND WARRANTIES..............................    13
   Section 3.1    Representations and Warranties of AMLI.................    13
   Section 3.2    Representations and Warranties of Purchaser,
                  Purchaser Acquisition Entity and Purchaser
                  Acquisition LP.........................................    37

ARTICLE IV. COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE
               MERGERS...................................................    39
   Section 4.1    Conduct of Business by AMLI............................    39

ARTICLE V. ADDITIONAL COVENANTS..........................................    45
   Section 5.1    Preparation of Proxy Statement; Shareholders'
                  Meeting................................................    45
   Section 5.2    Access to Information; Confidentiality.................    46
   Section 5.3    Reasonable Efforts; Notification.......................    47
   Section 5.4    Tax Matters............................................    48
   Section 5.5    No Solicitation of Transactions........................    49
   Section 5.6    Board Actions..........................................    50
   Section 5.7    Public Announcements...................................    51
   Section 5.8    Employee Arrangements..................................    52
   Section 5.9    Indemnification; Trustees' and Officers' Insurance.....    52
   Section 5.10   Tax Returns............................................    54

ARTICLE VI. CONDITIONS PRECEDENT.........................................    55


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                                Table of Contents
                                   (continued)

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   Section 6.1    Conditions to Each Party's Obligation to Effect the
                  Mergers................................................    55
   Section 6.2    Conditions to Obligations of Purchaser Parties.........    55
   Section 6.3    Conditions to Obligations of AMLI......................    56

ARTICLE VII. TERMINATION, AMENDMENT AND WAIVER...........................    57
   Section 7.1    Termination............................................    57
   Section 7.2    Expenses...............................................    58
   Section 7.3    Effect of Termination..................................    59
   Section 7.4    Amendment..............................................    59
   Section 7.5    Extension; Waiver......................................    59
   Section 7.6    Payment of Amount or Expense...........................    59

ARTICLE VIII. GENERAL PROVISIONS.........................................    61
   Section 8.1    Nonsurvival of Representations and Warranties..........    61
   Section 8.2    Notices................................................    61
   Section 8.3    Interpretation.........................................    62
   Section 8.4    Performance Guaranty...................................    62
   Section 8.5    Specific Performance...................................    62
   Section 8.6    Counterparts...........................................    62
   Section 8.7    Entire Agreement; No Third-Party Beneficiaries.........    62
   Section 8.8    Governing Law..........................................    62
   Section 8.9    Assignment.............................................    62
   Section 8.10   Severability...........................................    63
   Section 8.11   Exhibits; Disclosure Letter............................    63
   Section 8.12   Jurisdiction; Venue....................................    63
   Section 8.13   Waiver of Trial by Jury................................    63

ARTICLE IX. CERTAIN DEFINITIONS..........................................    64
   Section 9.1    Certain Definitions....................................    64

Exhibit A - Tax Opinion
Exhibit B - AMLI Knowledge Persons
Exhibit C - Purchaser Knowledge Persons

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 23, 2005, by and among PRIME PROPERTY FUND, LLC, a Delaware limited liability company ("Purchaser"), ATOM ACQUISITION LLC, a Delaware limited liability company ("Purchaser Acquisition Entity"), ATOM ACQUISITION PARTNERS, L.P., a Delaware limited partnership ("Purchaser Acquisition LP", and together with Purchaser and Purchaser Acquisition Entity, the "Purchaser Parties"), AMLI RESIDENTIAL PROPERTIES TRUST, a Maryland real estate investment trust ("AMLI"), and AMLI RESIDENTIAL PROPERTIES, L.P., a Delaware limited partnership ("AMLI LP").

                                    RECITALS

     A. It is proposed that AMLI shall merge (the "Merger") with and into Purchaser Acquisition Entity with Purchaser Acquisition Entity surviving in accordance with Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland ("Title 8") and the Limited Liability Company Act of the State of Delaware (the "LLC Act"), pursuant to which each of the issued and outstanding common shares of beneficial interest, par value $0.01 per share, of AMLI, together with the associated preferred share purchase rights granted pursuant to the Rights Agreement, dated as of November 2, 1998 (as amended, the "AMLI Rights Agreement") between AMLI and Harris Trust and Savings Bank as Rights Agent (together, the "AMLI Common Shares") shall be converted into the right to receive the Merger Consideration (as defined herein) upon the terms and subject to the conditions provided herein.

     B. It is proposed that Purchaser Acquisition LP shall merge with and into AMLI LP (the "Partnership Merger" and, together with the Merger, the "Mergers"), with AMLI LP surviving on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act, as amended ("DRULPA"), pursuant to which each common unit of limited partnership interest in AMLI LP ("LP Units") shall be converted into the right to receive the Partnership Merger Consideration (as defined herein) upon the terms and subject to the conditions provided herein;

     C. The Board of Trustees of AMLI (the "AMLI Board of Trustees") has received the written opinion (the "Fairness Opinion") of J.P. Morgan Securities Inc. (the "AMLI Financial Advisor") that, based on, and subject to the various assumptions and qualifications set forth in such opinion, as of the date of such opinion, (i) the consideration to be received by holders of AMLI Common Shares (the "AMLI Common Shareholders") pursuant to this Agreement is fair from a financial point of view to such holders and (ii) the consideration to be received by holders of LP Units (the "AMLI LP Unitholders") is fair from a financial point of view to such holders considered as if such LP Units had been converted into or redeemed for AMLI Common Shares in accordance with the existing terms of LP Units.

     D. The AMLI Board of Trustees has (i) determined that the Transaction Documents (as hereinafter defined), the Merger, and the other transactions contemplated hereby and thereby, taken together, are fair to, advisable and in the best interests of AMLI and the AMLI Common Shareholders, (ii) voted to (A) approve this Agreement and the transactions contemplated hereby, including the Merger and (B) recommend acceptance and approval by the AMLI Common

Shareholders of this Agreement, the Merger and the other transactions contemplated hereby and by the Transaction Documents, (iii) taken all action necessary to waive the application of the Ownership Limit (as hereinafter defined) to the purchase or ownership of any AMLI Common Shares acquired pursuant to the Merger, and (iv) taken all actions necessary to render inapplicable to each of the transactions contemplated by the Transaction Documents or exempt such transactions from the provisions of any "fair price", "moratorium", "control share" or other takeover defense or similar statute or regulation that would otherwise govern such transactions and the parties hereto, including Subtitles 6 and 7 of Title 3 of the Maryland General Corporation Law ("MGCL") and Title 8.

     E. The AMLI Board of Trustees on behalf of AMLI as the general partner of AMLI LP has (i) determined that the Transaction Documents (as hereinafter defined), the Partnership Merger, and the other transactions contemplated hereby and thereby, taken together, are fair to, advisable and in the best interests of AMLI LP and the AMLI Unitholders and (ii) voted to approve this Agreement and the transactions contemplated hereby, including the Partnership Merger.

     F. The manager of Purchaser, the sole member of Purchaser Acquisition Entity and Purchaser Acquisition Entity in its capacity as general partner of Purchaser Acquisition LP, have each approved this Agreement, the Merger or the Partnership Merger, as applicable, and the other transactions contemplated hereby.

     G. Purchaser, AMLI and AMLI LP intend that, for U.S. federal income tax purposes, the Merger will be treated as a taxable purchase of all of the assets of AMLI directly by Purchaser and the existence of Purchaser Acquisition Entity shall be disregarded.

     H. Purchaser, AMLI and AMLI LP intend that, for U.S. federal income tax purposes, the Partnership Merger will be treated as a taxable sale of interests in AMLI LP.

     I. As an inducement to the Purchaser Parties entering into this agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, certain officers of AMLI are each entering into a Voting Agreement (a "Voting Agreement") relating to the AMLI Common Shares owned by such officers.

     J. Certain capitalized terms used in this Agreement are defined in Article IX.

                                    AGREEMENT

     In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I.

                                   THE MERGER

     Section 1.1 The Mergers.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Merger Effective Time, AMLI shall be merged with and into Purchaser Acquisition Entity in accordance with Title 8 and the Articles of Merger and the LLC Act and the LLC Certificate of Merger, and the separate existence of AMLI shall cease and Purchaser Acquisition Entity shall continue as the surviving entity (in such capacity, the "Surviving Entity"). The Merger shall have the effects set forth in Title 8 and the LLC Act. Accordingly, from and after the Merger Effective Time, the Surviving Entity shall have all the properties, rights, privileges, purposes and powers and debts, duties and Liabilities of AMLI.

          (b) Upon the terms and subject to the conditions set forth in this Agreement, at the Partnership Merger Effective Time, Purchaser Acquisition LP shall be merged with and into AMLI LP in accordance with the DRULPA and the LP Certificate of Merger, and the separate existence of Purchaser Acquisition LP shall cease and AMLI LP shall continue as the surviving partnership (the "Surviving Partnership"). The Partnership Merger shall have the effects set forth in the DRULPA. Accordingly, from and after the Partnership Merger Effective Time, the Surviving Partnership shall have all the properties, rights, privileges, purposes and powers and debts, duties and Liabilities of AMLI LP.

     Section 1.2 Closing. The closing of the Mergers (the "Closing") will take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the third (3rd) Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (the "Closing Date"), at the offices of Mayer, Brown, Rowe & Maw LLP, 71 South Wacker Drive, Chicago, Illinois, 60606, unless another date or place is agreed to in writing by the parties; provided, that the Closing Date shall not occur prior to February 1, 2006.

     Section 1.3 Effective Times.

          (a) On the Closing Date, AMLI and Purchaser Acquisition Entity shall execute and file the Articles of Merger in accordance with, and shall make all other filings or recordings and take all such other action required with respect to the Merger under Title 8 and the LLC Act. Unless AMLI, AMLI LP and Purchaser agree otherwise, the Merger shall become effective when both the Articles of Merger have been accepted for record by the Maryland Department and the LLC Certificate of Merger has been accepted for record by the Delaware Secretary of State or at such other time specified in the Articles of Merger and the LLC Certificate of Merger (the "Merger Effective Time"), it being understood that the parties shall cause the Merger Effective Time to occur as soon as practicable after the Closing.

          (b) On the Closing Date, immediately after the Merger Effective Time, AMLI LP and Purchaser Acquisition LP shall execute and file the LP Certificate of Merger in accordance with, and shall make all other filings or recordings and take all such other action required with respect to the Partnership Merger under the DRULPA. Unless AMLI, AMLI LP and Purchaser agree otherwise, the Partnership Merger shall become effective when the LP Certificate of Merger has been accepted for record with the Delaware Secretary of State or at such other time specified in the LP Certificate of Merger (the "Partnership Merger Effective Time"), it being understood that the parties shall cause the Partnership Merger Effective Time to occur as soon as practicable after the Merger Effective Time.

     Section 1.4 Merger Consideration.

          (a) At the Merger Effective Time, by virtue of the Merger and without any further action on the part of Purchaser Acquisition Entity, AMLI or the AMLI Common Shareholders, each AMLI Common Share and each Preferred Share issued and outstanding immediately prior to the Merger Effective Time that is owned by AMLI or by any wholly owned Subsidiary of AMLI (other than, in each case, shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto.

          (b) At the Merger Effective Time, by virtue of the Merger and without any further action on the part of Purchaser Acquisition Entity, AMLI or the AMLI Common Shareholders, each AMLI Common Share issued and outstanding immediately prior to the Merger Effective Time, other than AMLI Common Shares cancelled pursuant to Section 1.4(a), shall automatically be converted into the right to receive an amount in cash equal to the sum of $37.75 per share plus an amount in cash equal to $0.48 multiplied by the quotient obtained by dividing (A) the number of days between the last day of the last quarter for which full quarterly dividends on the AMLI Common Shares have been declared and paid and the Closing Date (including the Closing Date) by (B) the total number of days in the quarter in which the Closing Date occurs without interest (such sum, the "Merger Consideration"), upon surrender of the Common Share Certificate formerly evidencing such share. All such AMLI Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Common Share Certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon the surrender of such Common Share Certificates in accordance with Section 2.1, without interest.

          (c) At the Merger Effective Time, by virtue of the Merger and without any further action on the part of Purchaser Acquisition Entity, AMLI or the holders of Preferred Shares,

               (i) each Series B cumulative redeemable convertible preferred share of beneficial interest, par value $0.01 per share (the "Series B Preferred Shares"), of AMLI issued and outstanding immediately prior to the Merger Effective Time, other than Series B Preferred Shares cancelled pursuant to Section 1.4(a), shall automatically be converted into the right to receive an amount in cash equal to the sum of $37.75 per share, plus a per share amount in cash equal to $0.48 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the last quarter for which full quarterly dividends on the AMLI Common Shares have been declared and paid and the Closing Date (including the Closing Date) by (y) the total number of days in the quarter in which the Closing Date occurs without interest (such sum, the "Series B Merger Consideration") and

               (ii) each Series D cumulative convertible redeemable preferred share of beneficial interest, par value $0.01 per share (the "Series D Preferred Shares", and collectively with the Series B Preferred Shares, the "Preferred Shares"), of AMLI issued and outstanding immediately prior to the Merger Effective Time, other than Series D Preferred Shares cancelled pursuant to Section 1.4(a), shall automatically be converted into the right to receive an amount in cash equal to the sum of $34.008975 per share, plus a per share amount in cash equal to $0.540625 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the last quarter for which full quarterly dividends on the AMLI Common Shares have been declared and paid and the Closing Date (including the Closing Date) by (y) the total number of days in the quarter in which the Closing Date occurs without interest (such sum, the "Series D Merger Consideration").

All such Preferred Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Preferred Share Certificate representing any such Preferred Shares shall cease to have any rights with respect thereto, except the right to receive the Series B Merger Consideration or Series D Merger Consideration, as applicable, to be paid in consideration therefor upon the surrender of such Preferred Share Certificates in accordance with Section 2.1, without interest.

          (d) At the Merger Effective Time, by virtue of the Merger and without any further action on the part of Purchaser Acquisition Entity, AMLI or the AMLI Common Shareholders, the limited liability company interest in Purchaser Acquisition Entity outstanding immediately prior to the Merger Effective Time shall remain outstanding as a limited liability company interest in the Surviving Entity and shall constitute the only outstanding limited liability company interest in the Surviving Entity.

     Section 1.5 Partnership Merger Consideration.

          (a) At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of Purchaser Acquisition LP, AMLI LP or the AMLI LP Unitholders, each LP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time that is owned by AMLI LP or by any wholly owned Subsidiary of AMLI LP (other than, in each case, LP Units in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

          (b) At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of Purchaser Acquisition LP, AMLI LP or the AMLI LP Unitholders, each LP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time, other than LP Units cancelled pursuant to Section 1.5(a), shall automatically be converted into the right to receive cash, without interest thereon (the "Partnership Merger Consideration"), in an amount equal to the product of (A) the Merger

Consideration multiplied by (B) the number of AMLI Common Shares issuable upon exchange of each such LP Unit in accordance with the Amended and Restated Agreement of Limited Partnership of AMLI LP (the "AMLI LP Agreement").

          (c) At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of Purchaser Acquisition LP, AMLI LP or the AMLI LP Unitholders, the Series B units of limited partnership interests of AMLI LP and the Series D units of limited partnership interest of AMLI LP issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

          (d) At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of Purchaser Acquisition LP, AMLI LP or the AMLI LP Unitholders, the general partner interests of AMLI LP shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

          (e) At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of Purchaser Acquisition LP, AMLI LP or the AMLI LP Unitholders, (i) the general partnership interest in Purchaser Acquisition LP shall be automatically converted into the general partnership interest in the Surviving Partnership and shall constitute the only outstanding general partnership interest in the Surviving Partnership and (ii) the limited partnership interest in Purchaser Acquisition LP shall automatically be converted into the limited partnership interest in the Surviving Partnership and shall constitute the only outstanding limited partnership interest in the Surviving Partnership.

     Section 1.6 Organizational Documents.

          (a) The limited liability company agreement and certificate of formation of Purchaser Acquisition Entity shall continue to be the limited liability company agreement and certificate of formation of the Surviving Entity following the Merger Effective Time until amended in accordance with its terms and the LLC Act. The Surviving Entity shall have no bylaws immediately following the Merger Effective Time.

          (b) The agreement of limited partnership of Purchaser Acquisition LP shall continue to be the agreement of limited partnership of the Surviving Partnership following the Partnership Merger Effective Time until further amended in accordance with the DRULPA. The certificate of limited partnership of AMLI LP shall continue to be the certificate of limited partnership of the Surviving Partnership following the Partnership Merger Effective Time until further amended in accordance with the DRULPA.

     Section 1.7 Directors and Officers of the Surviving Entity. From and after the Merger Effective Time, the officers of Purchaser Acquisition Entity shall be the officers of the Surviving Entity, and such officers shall serve until their successors have been duly elected or appointed, or until their death, resignation or removal from office in accordance with the Surviving Entity's limited liability company agreement. The Surviving Entity shall have no board of directors or similar body immediately following the Merger Effective Time.

     Section 1.8 AMLI Common Share Options.

          (a) At the Merger Effective Time, each outstanding option (collectively, the "AMLI Options") to purchase AMLI Common Shares granted under the AMLI Option Plan, as amended (the "AMLI Option Plan"), whether or not then vested or exercisable, shall be cancelled and of no further force and effect and the holder of any such option shall be entitled to receive, from and after the Merger Effective Time, an amount in cash equal to the product of (i) the number of AMLI Common Shares such holder could have purchased under the AMLI Option (assuming full vesting) had such holder exercised such AMLI Option in full immediately prior to the Merger Effective Time and (ii) the excess, if any, of $37.75 over the exercise price per share or unit of such AMLI Option, which cash payment shall be treated as compensation and shall be net of any applicable withholding Tax. Notwithstanding the foregoing, if the exercise price per share provided for in any AMLI Option exceeds $37.75, no cash shall be paid with regard to such AMLI Option to the holder of such AMLI Option. Prior to the Merger Effective Time, Purchaser and AMLI shall establish a procedure to effect the surrender of AMLI Options contemplated by this Section 1.8(a). In connection with the Merger, as of the Merger Effective Time, any restrictions with respect to outstanding restricted shares awarded under the AMLI Executive Share Purchase Plan, as amended and restated (the "ESPP"), and the AMLI Senior Officer Share Acquisition Plan (the "Restricted Share Plan") shall terminate or lapse. After such restrictions terminate or lapse, the shares relating thereto shall be automatically converted into the right to receive the Merger Consideration on the terms and conditions set forth in the applicable sections of this Article I.

          (b) AMLI covenants that the AMLI Option Plan shall terminate as of the Merger Effective Time and all awards issued under such AMLI Option Plan shall be terminated and the provisions in any other plan, program, arrangement or agreement providing for the issuance or grant of any other interest in respect of the equity interests of AMLI or any of the AMLI Subsidiaries shall be of no further force or effect and shall be deemed to be terminated as of the Merger Effective Time and no holder of an AMLI Option or any participant in any AMLI Option Plan shall have any right thereunder to (i) acquire any securities of AMLI, the Surviving Entity or any Subsidiary thereof or (ii) receive any payment or benefit with respect to any award previously granted under the AMLI Option Plan except as provided in Section 1.8(a).

     Section 1.9 Termination of ESPP and Restricted Share Plan. AMLI shall (i) concurrently with the execution of this Agreement, suspend the ESPP and (ii) effective as of the Merger Effective Time, terminate each of the ESPP and the Restricted Share Plan and ensure that no employee of AMLI or any AMLI Subsidiary has rights to acquire any interest in the Surviving Entity, Purchaser or any Purchaser Subsidiary, including Purchaser Acquisition Entity at or after the Merger Effective Time.

     Section 1.10 Termination of DRIP. AMLI shall terminate AMLI's Dividend Reinvestment Plan (the "DRIP"), effective prior to the Merger Effective Time, and ensure that no purchase or other rights under the DRIP enable the holder of such rights to acquire any interest in the Surviving Entity, Purchaser or any Purchaser Subsidiary, including Purchaser Acquisition Entity, as a result of such purchase or the exercise of such rights at or after the Merger Effective Time.

                                   ARTICLE II.

                 EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES

     Section 2.1 Payment for Securities.

          (a) Exchange Agent. At or before the Merger Effective Time, Purchaser shall appoint a bank or trust company reasonably satisfactory to AMLI to act as Exchange Agent (the "Exchange Agent") for the payment in accordance with this
Article II of the Merger Consideration, the Series B Merger Consideration, the Series D Merger Consideration and the Partnership Merger Consideration (collectively, such cash being referred to as the "Exchange Fund"). On or before the Effective Time, the Purchaser shall deposit the Exchange Fund with the Exchange Agent for the benefit of the holders of AMLI Common Shares, Series B Preferred Shares, Series D Preferred Shares and LP Units. The Exchange Agent shall make payments of the Merger Consideration, the Series B Merger Consideration, the Series D Merger Consideration and the Partnership Merger Consideration out of the Exchange Fund in accordance with this Agreement, the Articles of Merger, the LLC Certificate of Merger and the LP Certificate of Merger. The Exchange Fund shall not be used for any other purpose.

          (b) Exchange Procedures.

               (i) As promptly as practicable following the Merger Effective Time (but in no event later than five (5) Business Days), the Purchaser shall cause the Exchange Agent to mail to (A) each holder of record of a certificate or certificates (each, a "Common Share Certificate") that immediately prior to the Merger Effective Time represented outstanding AMLI Common Shares whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4(b) and (B) each holder of record of a certificate or certificates (each, a "Preferred Share Certificate") that immediately prior to the Merger Effective Time represented outstanding Series B Preferred Shares or Series D Preferred Shares whose preferred shares were converted into the right to receive the Series B Merger Consideration or the Series D Merger Consideration, as applicable, pursuant to
          Section 1.4(c): (x) a letter of transmittal (a "Letter of Transmittal") which shall specify that delivery shall be effected and risk of loss and title to the Common Share Certificates or Preferred Share Certificate, as the case may be, shall pass only upon delivery of the Common Share Certificates or Preferred Share Certificates, as applicable, to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Entity may reasonably specify; and (y) instructions for use in effecting the surrender of the Common Share Certificates in exchange for the Merger Consideration or the Preferred Share Certificates in exchange for the Series B Merger Consideration or the Series D Merger Consideration, as applicable.

               (ii) Upon surrender of a Common Share Certificate for cancellation to the Exchange Agent, together with a Letter of Transmittal, duly executed, and any other documents reasonably required by the Exchange Agent or the Surviving Entity, (A) the holder of such Common Share Certificate shall be entitled to receive in exchange therefor a check in the amount equal to the per share cash amount of the Merger Consideration, which such holder has the right to receive pursuant to the provisions of Section 1.4(b); and
          (B) the Common Share Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.1, each such Common Share Certificate shall be deemed at any time after the Merger Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

               (iii) In the event of a transfer of ownership of AMLI Common Shares which is not registered in the transfer records of AMLI, the Merger Consideration shall be paid to a transferee if (A) the Common Share Certificate representing such AMLI Common Shares is presented to the Exchange Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Exchange Agent to evidence and effect such transfer and (B) such transferee shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Common Share Certificate or establish to the satisfaction of the Exchange Agent and the Surviving Entity that such tax has been paid or is not applicable.

               (iv) Upon surrender of a Preferred Share Certificate for cancellation to the Exchange Agent, together with a Letter of Transmittal, duly executed, and any other documents reasonably required by the Exchange Agent or the Surviving Entity, (A) the holder of such Preferred Share Certificate shall be entitled to receive in exchange therefore a check in the amount equal to the per share cash amount of the Series B Merger Consideration or the Series D Merger Consideration which such holder has the right to receive pursuant to the provisions of Section 1.4(c); and (B) the Preferred Share Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.1, each such Preferred Share Certificate shall be deemed at any time after the Merger Effective Time to represent only the right to receive upon such surrender the Series B Merger Consideration or Series D Merger Consideration, as applicable.

               (v) In the event of a transfer of ownership of Preferred Shares which is not registered in the transfer records of AMLI, the Series B Merger Consideration or the Series D Merger Consideration, as applicable, shall be paid to a transferee if (A) the Preferred Share Certificate representing such Preferred Shares is presented to the Exchange Agent properly endorsed or accompanied by appropriate share powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Exchange Agent to evidence and effect such transfer and (B) such transferee shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Preferred Share Certificate or establish to the satisfaction of the Exchange Agent and the Surviving Entity that such tax has been paid or is not applicable.

          (c) Payment with respect to LP Units.

               (i) As promptly as practicable after the Partnership Merger Effective Time (but in no event later than five (5) Business Days), the Purchaser shall cause the Exchange Agent to mail to each holder of LP Units registered on the transfer books of AMLI LP immediately prior to the Partnership Merger Effective Time (x) a letter of transmittal (a "Unitholder Letter of Transmittal") which shall certify to the Purchaser and to the Exchange Agent the number of LP Units held by such holder and shall be in such form and have such other provisions as the Surviving Entity may reasonably specify; and (y) instructions for use in effecting the delivery of the Unitholder Letter of Transmittal in order to receive the Partnership Merger Consideration.

               (ii) Upon delivery of a Unitholder Letter of Transmittal, duly executed, and any other documents reasonably required by the Exchange Agent or the Surviving Entity, the holder of the LP Units identified in such Unitholder Letter of Transmittal shall be entitled to a check in the amount equal to the per unit cash amount of the Partnership Merger Consideration, which such holder has the right to receive pursuant to the provisions of Section 1.5.

               (iii) In the event of a transfer of ownership of LP Units which is not registered in the transfer records of AMLI LP, the Partnership Merger Consideration shall be paid to a transferee if (A) such transferee delivers a Unitholder Letter of Transmittal in accordance with Section 2.1(c)(i) and (B) such transferee shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the LP Unit or establish to the satisfaction of the Exchange Agent and the Surviving Partnership that such tax has been paid or is not applicable.

          (d) Tax Characterizations. Purchaser and AMLI intend that, for U.S. federal and state income tax purposes, the Merger shall be treated as a taxable sale by AMLI of all of AMLI's assets to Purchase Acquisition Entity in exchange for the Merger Consideration, the Series B Merger Consideration and the Series D Merger Consideration and the assumption of AMLI's liabilities, followed by a liquidating distribution of such Merger Consideration, Series B Merger Consideration and Series D Merger Consideration to the holders of AMLI Common Shares, Series B Preferred Shares and Series D Preferred Shares, as applicable, pursuant to Section 331 and Section 562 of the Code. This Agreement shall constitute a "plan of liquidation" of AMLI for U.S. federal income tax purposes. Purchaser and AMLI LP intend that, for U.S. federal and state income tax purposes, the Partnership Merger shall be treated as a taxable purchase of LP Units directly by Purchaser Acquisition Entity and that the separate existence of Purchaser Acquisition LP shall be disregarded.

          (e) No Further Ownership Rights.

               (i) The Merger Consideration paid upon the surrender for exchange of the Common Share Certificates representing AMLI Common Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such AMLI Common Shares and, after the Merger Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Entity of the AMLI Common Shares. If, after the Merger Effective Time, Common Share Certificates are presented to the Surviving Entity, for any reason, they shall be canceled and exchanged as provided in this
          Article II.

               (ii) The Series B Merger Consideration and Series D Merger Consideration paid upon the surrender for exchange of the Preferred Share Certificates representing Preferred Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Preferred Shares and, after the Merger Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Entity of the Preferred Shares. If, after the Merger Effective Time, Preferred Share Certificates are presented to the Surviving Entity, for any reason, they shall be canceled and exchanged as provided in this Article II.

               (iii) The Partnership Merger Consideration paid with respect to the LP Units in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such LP Units and, after the Partnership Merger Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Partnership, of the LP Units.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former holders of AMLI Common Shares, Preferred Shares or LP Units on the first anniversary of the Merger Effective Time shall be delivered to the Purchaser, as applicable, upon demand, and any former holders of AMLI Common Shares, Preferred Shares or LP Units who have not theretofore received any applicable Merger Consideration, Series B Merger Consideration, Series D Merger Consideration or Partnership Merger Consideration, as applicable, to which they are entitled under this Article II, shall thereafter look only to the Surviving Entity or the Surviving Partnership, as applicable, for payment of their claims with respect thereto.

          (g) No Liability. None of Purchaser, Purchaser Acquisition Entity, Purchaser Acquisition LP, the Surviving Entity or the Surviving Partnership shall be liable to any holder of AMLI Common Shares, Preferred Shares or LP Units for any part of the Merger Consideration, Series B Merger Consideration, Series D Merger Consideration or Partnership Merger Consideration, as applicable, delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any federal, state or local government or any court, regulatory or administrative agency or commission, governmental arbitrator or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), shall, to the extent permitted by applicable Law, become the property of the Surviving Entity or the Surviving Partnership, as a applicable, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

          (h) Lost, Stolen or Destroyed Certificates. If any Common Share Certificate or Preferred Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Common Share Certificate or Preferred Share Certificate to be lost, stolen or destroyed and, if required by Purchaser or the Surviving Entity, the posting by such Person of a bond in such reasonable amount as Purchaser or the Surviving Entity may direct as indemnity against any claim that may be made against it with respect to such Common Share Certificate or Preferred Share Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Common Share Certificate the appropriate amount of the Merger Consideration or shall pay in exchange for such lost, stolen or destroyed Preferred Share Certificate the appropriate amount of the Series B Merger Consideration or Series D Merger Consideration, as applicable.

          (i) Withholding of Tax. Purchaser, the Surviving Entity, the Surviving Partnership or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration, the Series B Merger Consideration, the Series D Merger Consideration or the Partnership Merger Consideration otherwise payable pursuant to this Agreement to any holder of AMLI Common Shares, Preferred Shares or LP Units such amount as Purchaser, the Surviving Entity, the Surviving Partnership, any Affiliate of the Surviving Entity or the Surviving Partnership or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Law related to Taxes. To the extent that amounts are so withheld by the Surviving Entity, the Surviving Partnership or the Exchange Agent, such withheld amounts shall be (i) paid over to the applicable Governmental Entity in accordance with applicable Law and (ii) treated for all purposes of this Agreement as having been paid to the former holder of AMLI Common Shares, Preferred Shares or LP Units in respect of which such deduction and withholding was made by the Surviving Partnership or the Exchange Agent.

          (j) No Dissenters' Rights. No dissenters' or appraisal rights shall be available with respect to the Merger, the Partnership Merger or the other transactions contemplated hereby; provided, that the provisions of Section 3-202(c)(1)(ii) of the MGCL are applicable to the transaction.

          (k) Additional Actions. If, at any time after the Merger Effective Time, Purchaser shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other documents, actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity or the Surviving Partnership its right, title or interest in, to or under any of the rights, properties or assets of Purchaser, Purchaser Acquisition Entity, Purchaser Acquisition LP, AMLI or AMLI LP, or otherwise to carry out this Agreement, the officers of the Surviving Entity and the Surviving Partnership shall be authorized to execute and deliver, in the name and on behalf of Purchaser, Purchaser Acquisition Entity, Purchaser Acquisition LP, AMLI or AMLI LP, all such deeds, bills of sale, assignments, assurances and other documents and to take and do, in the name and on behalf of Purchaser, Purchaser Acquisition Entity, Purchaser Acquisition LP, AMLI or AMLI LP, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or the Surviving Partnership or otherwise to carry out this Agreement.

                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES

     Section 3.1 Representations and Warranties of AMLI. AMLI and AMLI LP represent and warrant to Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP as follows:

          (a) Organization, Standing and Trust Power of AMLI. AMLI is a real estate investment trust duly formed, validly existing and in good standing under the Laws of the State of Maryland and has all of the requisite power, authority and all necessary government approvals or licenses to own, lease, operate its properties, and to carry on its business as now being conducted. AMLI is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute an AMLI Material Adverse Effect. AMLI has heretofore made available to Purchaser complete and correct copies of AMLI's Amended and Restated Declaration of Trust, as amended and supplemented through the date hereof (the "AMLI Charter"), and Amended and Restated Bylaws, as amended through the date hereof (the "AMLI Bylaws"). The AMLI Charter and the AMLI Bylaws are each in full force and effect. Each jurisdiction in which AMLI is qualified or licensed to do business and each assumed name under which it conducts business in any jurisdiction are identified in Section 3.1(a) of the disclosure letter, dated the date hereof and delivered to Purchaser in connection with the execution and delivery of this Agreement (the "AMLI Disclosure Letter").

          (b) AMLI Subsidiaries; Interests in Other Persons.

               (i) Each AMLI Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all of the requisite corporate, partnership, limited liability company or other organizational power and authority and all necessary government approvals and licenses to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such approvals or licenses would not, individually or in the aggregate, constitute an AMLI Material Adverse Effect. Each AMLI Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute an AMLI Material Adverse Effect. Section 3.1(b)(i) of the AMLI Disclosure Letter sets forth (A) all AMLI Subsidiaries and their respective jurisdictions of formation, (B) each owner and the respective amount of such owner's equity interest in each AMLI Subsidiary and (C) a list of each jurisdiction in which each AMLI Subsidiary is qualified or licensed to do business and each assumed name under which each such AMLI Subsidiary conducts business in any jurisdiction. All outstanding equity interests in each AMLI Subsidiary have been duly authorized and are validly issued, fully paid and (except for general partnership interests) non-assessable, and are not subject to any preemptive rights and are owned by AMLI, except as disclosed in Section 3.1(b)(i) of the AMLI Disclosure Letter, and are so owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except as set forth in Section 3.1(b)(i) or Section 3.1(c)(i)(D) of the AMLI Disclosure Letter, there are no outstanding options, warrants or other rights to acquire ownership interests from any AMLI Subsidiary. AMLI has heretofore made available to Purchaser complete and correct copies of the charter, bylaws or other organizational documents of each of the AMLI Subsidiaries, each as amended to the date hereof and each as in full force and effect.

               (ii) Except for the stock of, or other equity interests in, the AMLI Subsidiaries disclosed in Section 3.1(b)(i) of the AMLI Disclosure Letter, and the other interests disclosed in Section 3.1(b)(ii) of the AMLI Disclosure Letter (the "AMLI Other Interests"), neither AMLI nor any of the AMLI Subsidiaries owns any stock or other ownership or equity interest in any Person. Neither AMLI nor any AMLI Subsidiary has violated any provision of any organizational documents governing or otherwise relating to its rights in any AMLI Other Interest that would, individually or in the aggregate, constitute an AMLI Material Adverse Effect.

          (c) Capital Structure.

               (i) Shares

                    (A) The authorized shares of beneficial interest of AMLI
               consist of an aggregate of 150,000,000 shares, par value, $0.01 per share, which consist of (1) 144,225,000 AMLI Common Shares,
               (2) 300,000 Series A cumulative convertible preferred shares of beneficial interest, par value $0.01 per share (the "Series A Preferred Shares"), (3) 3,125,000 Series B Preferred Shares, (4) 150,000 Series C junior participating preferred shares of beneficial interest, par value $0.01 per share (the "Series C Preferred Shares"), (5) 1,000,000 Series D Preferred Shares and
               (6) 1,200,000 shares of beneficial interest without designation.

                    (B) As of the date of this Agreement, (1) 25,473,005 AMLI
               Common Shares are issued and outstanding, (2) no Series A Preferred Shares are issued and outstanding (3) 3,125,000 Series B Preferred Shares are issued and outstanding, (4) no Series C Preferred Shares are issued and outstanding and (5) 800,000 Series D Preferred Shares are issued and outstanding.

                    (C) As of the date of this Agreement, there are outstanding
               (1) AMLI Options to purchase an aggregate of 1,509,852 AMLI Common Shares and (2) an aggregate of 213,109 restricted AMLI Common Shares granted under the AMLI Restricted Share Plan. As of the date of this Agreement, there are 3,125,000 AMLI Common Shares reserved for issuance upon the conversion of Series B Preferred Shares and 720,721 AMLI Common Shares reserved for issuance upon the conversion of Series D Preferred Shares.

                    (D) Except as set forth in this Section 3.1(c) or in Section
               3.1(c)(i)(D) of the AMLI Disclosure Letter, there are issued and outstanding or reserved for issuance: (1) no shares or other equity securities of AMLI; (2) no restricted AMLI Common Shares or performance stock awards relating to the equity interests of AMLI, (3) no securities of AMLI or any AMLI Subsidiary or securities or assets of any other entity convertible into or exchangeable for stock or other equity securities of AMLI or any AMLI Subsidiary; and (4) no subscriptions, options, warrants, conversion rights, stock appreciation rights, "phantom" stock, stock units, calls, claims, rights of first refusal, rights (including preemptive rights), commitments, arrangements or agreements to which AMLI or any AMLI Subsidiary is a party or by which it is bound in any case obligating AMLI or any AMLI Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, stock or other equity securities of AMLI or of any AMLI Subsidiary, or obligating AMLI or any AMLI Subsidiary to grant, extend or enter into any such subscription, option, warrant, conversion right, stock appreciation right, call, right, commitment, arrangement or agreement. All outstanding shares of AMLI are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.

                    (E) Except as set forth in Section 3.1(c)(i)(E) of the AMLI
               Disclosure Letter, all dividends or distributions on securities of AMLI or any AMLI Subsidiary that have been declared or authorized prior to the date of this Agreement have been paid in full.

               (ii) Partnership Units

                    (A) As of the date of this Agreement, (1) 25,686,114 units of general partner interest in AMLI LP (the "GP Units"), (2) 1,633,415 LP Units, (3) 3,125,000 Series B units of limited partnership interests and (4) 800,000 Series D units of limited partnership interest are validly issued and outstanding. All such partnership interests are duly authorized, validly issued and are not subject to preemptive rights and any capital contributions required to be made by the holders thereof have been made.

               All of the Series B units of limited partnership interests and all of the Series D units of limited partnership interests are directly held by AMLI.

                    (B) AMLI is the sole general partner of AMLI LP and as of
               the date of this Agreement directly holds 25,686,114 GP Units, representing 100% of the outstanding GP Units in AMLI LP. Section 3.1(c)(ii)(B) of the AMLI Disclosure Letter sets forth the name of, and the number and class of GP Units, LP Units and Preferred Units held by, each partner in AMLI LP.

                    (C) Each LP Unit held by a limited partner of AMLI LP may, under the circumstances and subject to the conditions set forth in the AMLI LP Agreement, be converted to AMLI Common Shares on a one-for-one basis. As of the date of this Agreement, no notice has been received by AMLI or AMLI LP of the exercise of any of the rights set forth in this paragraph (C), which remain outstanding on the date hereof.

               (iii) Miscellaneous

                    (A) Except for the Transaction Documents and except as set forth in Section 3.1(c)(iii)(A) or Section 3.1(c)(iii)(B) of the AMLI Disclosure Letter, there are not any (i) shareholder agreements, voting trusts, proxies or other agreements or understandings relating to the voting of any shares of AMLI or partnership interests in AMLI LP or any ownership interests in any other AMLI Subsidiary or (ii) agreements or understandings relating to the sale or transfer (including agreements imposing transfer restrictions) of any shares of AMLI or any AMLI Subsidiary, to which AMLI or any AMLI Subsidiary is a party or by which it is bound. Except as set forth in Section 3.1(c)(iii)(A) of the AMLI Disclosure Letter, there are no restrictions on AMLI's ability to vote the equity interests of any of the AMLI Subsidiaries.

                    (B) Except as set forth in Section 3.1(c)(iii)(B) of the
               AMLI Disclosure Letter, no holder of securities in AMLI or any AMLI Subsidiary has any right to have the offering or sale of such securities registered by AMLI or any AMLI Subsidiary, as the case may be.

                    (C) Except as set forth in Section 3.1(b)(i) or Section
               3.1(c)(iii)(C) of the AMLI Disclosure Letter and except for LP Units, there are not any AMLI Subsidiaries in which any officer, trustee or director of AMLI or any AMLI Subsidiary owns any share, stock or other securities. There are no agreements or understandings between AMLI or any AMLI Subsidiary and any Person that could cause such Person to be treated as holding any stock or security in AMLI or any AMLI Subsidiary as an agent for, or nominee of, AMLI or any AMLI Subsidiary.

                    (D) All prior issuances of securities were in all material respects made in compliance with all, and not in violation of any, applicable federal and state securities Laws.

          (d) Authority; No Violations; Consents and Approval; LP Units.

               (i) The AMLI Board of Trustees has approved and declared advisable the Merger, the Partnership Merger and the other transactions contemplated by the Transaction Documents and has directed that the Merger be submitted for consideration at a special meeting of the holders of AMLI Common Shares (the "AMLI Shareholder Meeting"). AMLI has all requisite trust power and authority to enter into this Agreement and its other Transaction Documents and to consummate the transactions contemplated hereby and thereby, subject, solely with respect to the consummation of the Merger, to receipt of the AMLI Shareholder Approval and the acceptance for record of the Articles of Merger by the Maryland Department and the LLC Certificate of Merger by the Delaware Secretary of State. AMLI LP has all requisite partnership power and authority to enter into this Agreement and its other Transaction Documents and to consummate the transactions contemplated hereby and thereby, subject, solely with respect to the consummation of the Partnership Merger, the acceptance for record of the LP Certificate of Merger by the Delaware Secretary of State. Each other AMLI Subsidiary that is a party to any Transaction Document has all requisite power and authority to enter into such Transaction Document and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and each other applicable Transaction Document and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate, trust or other organizational action on the part of AMLI and each applicable AMLI Subsidiary, subject, solely with respect to the consummation of the Merger, to receipt of the AMLI Shareholder Approval. This Agreement and such other Transaction Documents have been duly executed and delivered by AMLI and each applicable AMLI Subsidiary and subject, solely with respect to the consummation of the Merger, to receipt of the AMLI Shareholder Approval, constitute legal, valid and binding obligations of AMLI and each applicable AMLI Subsidiary, enforceable against AMLI and each AMLI Subsidiary in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

               (ii) Except as set forth in Section 3.1(d)(ii) of the AMLI Disclosure Letter and subject to receipt of the AMLI Shareholder Approval, the execution and delivery of this Agreement by AMLI and AMLI LP and the execution and delivery of the Transaction Documents by AMLI and each applicable AMLI Subsidiary do not, and the consummation of the transactions contemplated hereby and thereby, and compliance with the provisions hereof and thereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or the loss of a benefit under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of AMLI or any of the AMLI Subsidiaries under, require the consent or approval of any third party or otherwise result in a detriment or default to AMLI or any of the AMLI Subsidiaries under, any provision of (A) the AMLI Charter or the AMLI Bylaws or any provision of the comparable charter or organizational documents of any of the AMLI Subsidiaries,
          (B) any loan or credit agreement or note (except for the Triggered Loans (as defined herein)), or any bond, mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise or license applicable to AMLI or any of the AMLI Subsidiaries, or to which their respective properties or assets are bound or any guarantee by AMLI or any of the AMLI Subsidiaries of any of the foregoing, (C) any joint venture or other ownership arrangement, or (D) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.1(d)(iii) are duly and timely obtained or made and the AMLI Shareholder Approval has been obtained, any Law or Order applicable to or binding upon AMLI or any of the AMLI Subsidiaries, or any of their respective properties or assets, other than, in the case of clauses (B) (except with respect to the Triggered Loans), (C) and (D), any such conflicts, violations, defaults, rights, Liens or detriments that, individually or in the aggregate, would not constitute an AMLI Material Adverse Effect. For the purposes of this Agreement, the term "Triggered Loans" means the loans identified as "Triggered Loans" in Section 3.1(d)(ii) of the AMLI Disclosure Letter.

               (iii) Except as set forth in Section 3.1(d)(iii) of the AMLI Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, notice to or permit from, any Governmental Entity, is required by or on behalf of AMLI or any of the AMLI Subsidiaries in connection with the execution and delivery of this Agreement or any other Transaction Documents by AMLI and each of the applicable AMLI Subsidiaries or the consummation by AMLI or the applicable AMLI Subsidiaries of the transactions contemplated hereby or thereby, except for: (A) the filing with the SEC of (1) (a) a proxy or information statement in preliminary and definitive form (the "Proxy Statement") relating to the AMLI Shareholder Meeting held in connection with the Merger, or (b) other documents otherwise required in connection with the transactions contemplated hereby and (2) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with the Transaction Documents and the transactions contemplated hereby and thereby; (B) the filing of the Articles of Merger, and the acceptance for record of the Articles of Merger by, the Maryland Department; (C) the filing of the LLC Certificate of Merger, and the acceptance for record of the LLC Certificate of Merger by, the Delaware Secretary of State; (D) the filing of the LP Certificate of Merger and the acceptance for record of the LP Certificate of Merger; (E) such filings and approvals as may be required by any applicable state securities or "blue sky" Laws; (F) such filings as may be required in connection with state or local transfer taxes; (G) compliance with the rules and regulations of the New York Stock Exchange; and (H) any such other consent, approval, order, authorization, registration, declaration, filing or permit that the failure to obtain or make, individually or in the aggregate, would not constitute an AMLI Material Adverse Effect.

          (e) SEC Documents.

               (i) AMLI has made available to Purchaser (by public filing with the SEC or otherwise) a true and complete copy of each report, schedule, registration statement, other statement (including proxy statements) and information filed by AMLI with the SEC since January 1, 2002 and prior to or on the Closing Date (the "AMLI SEC Documents"), which are all the documents (other than preliminary material) that AMLI was required to file with the SEC since January 1, 2002 through the date hereof pursuant to the federal securities laws and the SEC rules and regulations thereunder. As of their respective dates, the AMLI SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such AMLI SEC Documents, in each case as in effect at such time, and none of the AMLI SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later AMLI SEC Documents filed and publicly available prior to the date of this Agreement. AMLI does not have any outstanding and unresolved comments from the SEC with respect to any of the AMLI SEC Documents. The consolidated financial statements of AMLI (including the notes thereto) included in the AMLI SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), in each case as in effect at such time, the assets, liabilities and the consolidated financial position of AMLI and the AMLI Subsidiaries, taken as a whole, as of their respective dates and the consolidated results of operations and cash flows of AMLI and the AMLI Subsidiaries taken as a whole, for the periods presented therein. The books of account and other financial records of AMLI and the AMLI Subsidiaries are accurately reflected in all material respects in the financial statements included in the AMLI SEC Documents. No AMLI Subsidiary is required to make any filing with the SEC.

               (ii) Section 3.1(e)(ii) of the AMLI Disclosure Letter sets forth a true and complete copy of the unaudited consolidated balance sheet of AMLI as at June 30, 2005 (the "Balance Sheet") and the unaudited consolidated statements of income for the six months ended June 30, 2005 and June 30, 2004 (together with the Balance Sheet, the "Interim Financial Information"). The Interim Financial Information was prepared in accordance with GAAP (except for the absence of footnotes) applied on a basis consistent with the consolidated financial statements included in the AMLI SEC Documents and fairly presents in all material respects (subject to normal recurring adjustments, none of which are material), the assets, liabilities, consolidated financial position and consolidated results of operations and cash flows of AMLI and the AMLI Subsidiaries taken as a whole as at and for the periods indicated. The books of account and other financial records of AMLI and the AMLI Subsidiaries are accurately reflected in all material respects in the Interim Financial Information.

               (iii) Each AMLI SEC Document filed since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Parent's chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

          (f) Absence of Certain Changes or Events. Except as disclosed in
Section 3.1(f) of the AMLI Disclosure Letter, since the Balance Sheet date, AMLI and the AMLI Subsidiaries have conducted their business only in the ordinary course consistent with past practice and there has not been: (1) (A) an AMLI Material Adverse Effect; (B) any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the AMLI Common Shares, the Preferred Shares or any LP Units; (C) any amendment of any term of any outstanding security of AMLI or any AMLI Subsidiary; (D) any repurchase, redemption or other acquisition by AMLI or any AMLI Subsidiary of any outstanding shares, stock or other securities of, or other ownership interests in, AMLI or any AMLI Subsidiary; (E) any change in any method of accounting or accounting practice or any material change in any tax method or election by AMLI or any AMLI Subsidiary; (F) any increase in the amount of compensation, bonus or other benefits payable to any current or former director, trustee, officer or (other than in the ordinary course of business consistent with past practices) other employee, of AMLI or the AMLI Subsidiaries, any grant of severance or termination pay or benefits (or any increase in the amount of such pay or benefits) to any current or former director, trustee, officer or other employee, of AMLI or the AMLI Subsidiaries that would be payable after the Merger Effective Time, or the entering into, or amendment of, any employment, severance, change in control, tax gross-up, deferred compensation, retention, special or stay bonus or any other similar agreements or arrangements; (G) any change, event, effect, damage, destruction, loss relating to the business or operations of AMLI that, individually or in the aggregate, has constituted, or would constitute, an AMLI Material Adverse Effect; (H) any incurrence, assumption or guarantee by AMLI or any AMLI Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice; (I) any creation or assumption by AMLI or any AMLI Subsidiary of any Lien in an amount, individually or in the aggregate, in excess of $2,000,000 on any asset other than in the ordinary course of business consistent with past practices; (J) any material commitment, contractual obligation (including, without limitation, any management or franchise agreement, any lease (capital or otherwise) or any letter of intent), borrowing, guaranty, capital expenditure or transaction entered into by AMLI or by any AMLI Subsidiary other than in the ordinary course of business consistent with past practice; or (K) any making of any loan, advance or capital contribution to or investment in any Person; or (2) any split, combination or reclassification of any of AMLI's stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its stock or any issuance of an ownership interest in, any AMLI Subsidiary.

          (g) No Undisclosed Material Liabilities. Except as disclosed in the AMLI SEC Documents filed prior to the date hereof, as set forth in Section 3.1(g)(i) of the AMLI Disclosure Letter, there are no Liabilities of AMLI or any of the AMLI Subsidiaries, whether accrued, contingent, absolute or determined, and, except with respect to the environmental matters which are the subject of the representations and warranties in Section 3.1(o), there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, other than: (i) Liabilities adequately provided for on the Balance Sheet, (ii) Liabilities incurred in the ordinary course of business consistent with past practice subsequent to the Balance Sheet date and
(iii) such other Liabilities as would not, individually or in the aggregate, constitute an AMLI Material Adverse Effect. Section 3.1(g)(ii) of the AMLI Disclosure Letter sets forth a complete list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of AMLI or any AMLI Subsidiary, is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of September 30, 2005. For purposes of this Agreement, "indebtedness" means, with respect to any Person, without duplication (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are paid by such Person,
(iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to trade creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person's business, consistent with past practice), (v) all capitalized lease obligations of such Person, (vi) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (vii) all letters of credit issued for the account of such Person, and (viii) all guarantees or keepwell agreements in respect of any indebtedness of any other Person.

          (h) No Default. Neither AMLI nor any of the AMLI Subsidiaries is or has been in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (A) the AMLI Charter or the AMLI Bylaws or the comparable charter or organizational documents of any of the AMLI Subsidiaries,
(B) any loan or credit agreement or any note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which AMLI or any of the AMLI Subsidiaries is now a party or by which AMLI or any of the AMLI Subsidiaries or any of their respective properties or assets is bound, or (C) any Law or Order applicable to or binding upon AMLI or any of the AMLI Subsidiaries or any of their respective properties or assets, except, in the case of clauses (B) and (C), for defaults or violations which, individually or in the aggregate, have not constituted, and would not constitute, an AMLI Material Adverse Effect.

          (i) Compliance with Applicable Laws. AMLI and the AMLI Subsidiaries hold all permits, licenses, certificates, registrations, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary or required by any applicable Law or Order for the lawful conduct of their respective businesses (together with the AMLI Environmental Permits (as hereinafter defined), the "AMLI Permits"), except where the failure so to hold, individually or in the aggregate, does not and would not constitute an AMLI Material Adverse Effect. AMLI and the AMLI Subsidiaries are in compliance with the terms of the AMLI Permits, except where the failure to so comply, individually or in the aggregate, does not and would not constitute an AMLI Material Adverse Effect. Except as would not, individually or in the aggregate, constitute an AMLI Material Adverse Effect, the businesses of AMLI and the AMLI Subsidiaries are not being and have not been conducted in violation of any Law or Order. No investigation or review by any Governmental Entity with respect to AMLI or any of the AMLI Subsidiaries is pending or, to the Knowledge of AMLI, is threatened, other than those the outcome of which, individually or in the aggregate, would not constitute an AMLI Material Adverse Effect.

          (j) Litigation. Except as set forth in Section 3.1(j) of the AMLI Disclosure Letter, there is no litigation, arbitration, claim, investigation, suit, action or proceeding pending or, to the Knowledge of AMLI, threatened against or affecting AMLI or any AMLI Subsidiary or any of their respective property or assets that, individually or in the aggregate, constitutes or would constitute an AMLI Material Adverse Effect, nor is there any such litigation, arbitration, claim, investigation, suit, action or proceeding or any Order outstanding against AMLI or any AMLI Subsidiary or any of their respective properties or assets which in any manner challenges or seeks to prevent or enjoin, alter or materially delay the Merger or the Partnership Merger or the other transactions contemplated by the Transaction Documents.

          (k) Taxes.

               (i) Each of AMLI and each AMLI Subsidiary has timely filed or has had timely filed on its behalf all Tax Returns required to be filed by it or on its behalf (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so or otherwise permitted by Law). Each such Tax Return was, at the time filed, true, correct and complete in all material respects. Each of AMLI and the AMLI Subsidiaries has paid (or AMLI has paid on behalf of such AMLI Subsidiary), within the time and in the manner prescribed by Law, all material Taxes that are due and payable. The most recent financial statements contained in the AMLI SEC Documents filed with the SEC prior to the date of this Agreement reflect an adequate reserve or accrued liabilities or expenses for all material Taxes due and payable by AMLI and the AMLI Subsidiaries as a group for all taxable periods and portions thereof through the date of such financial statements. AMLI and the AMLI Subsidiaries (as a group) have established on their books and records (which may, but are not required to, be reflected only on the books and records of AMLI or AMLI LP) reserves or accrued liabilities or expenses that are adequate for the payment of all

          Taxes for which AMLI or any AMLI Subsidiary is liable but are not yet due and payable. AMLI has incurred no liability for any Taxes under Sections 857(b), 860(c) or 4981 of the Code or Treasury Regulation Sections 1.337(d)-5, 1.337(d)-6 or 1.337(d)-7, including, without limitation, any Tax arising from a prohibited transaction described in
          Section 857(b)(6) of the Code and the excise tax on redetermined rents, redetermined deductions, and excess interest under Section 857(b)(7) of the Code; and neither AMLI nor any of the AMLI Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business and other than transfer or similar Taxes arising in connection with the sale of property. No deficiencies for material Taxes have been asserted or assessed in writing by a Governmental Entity against AMLI or any of the AMLI Subsidiaries, and no requests for waivers of the time to assess any such material Taxes have been granted and remain in effect or are pending. No claim is pending or proposed by any Governmental Entity in any jurisdiction where AMLI or any AMLI Subsidiary does not file Tax Returns that AMLI or any AMLI Subsidiary is or may be subject to taxation by such jurisdiction, nor to the Knowledge of AMLI are there any facts that could reasonably be expected to give rise to such a claim. Copies of all material Tax Returns with respect to taxable years commencing on or after the taxable year ending December 31, 1999 have been delivered to or made available to representatives of Purchaser.

               (ii) Each of AMLI and the AMLI Subsidiaries that file Tax Returns as a REIT (as defined herein) (A) for each taxable period beginning with its date of formation through its most recent taxable year ended on or before the date hereof, has been subject to taxation as a real estate investment trust (a "REIT") within the meaning of the Code and has satisfied the requirements to qualify as a REIT for such years,
          (B) has operated consistent with the requirements for qualification and taxation as a REIT for the period from the end of its most recent taxable year ended before the date hereof through the date hereof, (C) has not taken any action or omitted to take any action which would reasonably be expected to result in a successful challenge by the Internal Revenue Service to its status as a REIT, and no such challenge is pending, or to AMLI's Knowledge, threatened and (D) intends to continue to operate in such a manner as to permit it to continue to qualify as a REIT for the taxable year or portion thereof that will end with the Merger. Each AMLI Subsidiary which files Tax Returns as a partnership or is a disregarded entity for U.S. federal income tax purposes has since its acquisition by AMLI been classified for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as an association taxable as a corporation, or a "publicly traded partnership" within the meaning of
          Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. Each AMLI Subsidiary which is a corporation has been since its formation classified as a qualified REIT subsidiary under Section 856(i) of the Code, a taxable REIT subsidiary under Section 856(l) of the Code or as a REIT under Sections 856 through 860 of the Code.

               (iii) As of the date of this Agreement, AMLI does not have any earnings and profits attributable to AMLI or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

               (iv) All material Taxes which AMLI or the AMLI Subsidiaries are required by Law to withhold or collect, including material Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities or, if not yet due, are held in separate bank accounts for such purpose. There are no Liens for material Taxes upon the assets of AMLI or the AMLI Subsidiaries except for statutory Liens for Taxes not yet due.

               (v) Except as set forth in Section 3.1(k)(v) of the AMLI Disclosure Letter: (A) there are no audits by or contests with any taxing authority currently being conducted with regard to material Taxes or Tax Returns of AMLI or any AMLI Subsidiary; (B) there are no audits pending with or proposed in writing by any taxing authority with respect to any material Taxes or Tax Returns; (C) neither AMLI nor any AMLI Subsidiary is a party to any litigation or administrative proceeding relating to any material Taxes; and (D) neither AMLI nor any AMLI Subsidiary has requested, received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any material Taxes.

               (vi) Except as set forth in Section 3.1(k)(vi) of the AMLI Disclosure Letter, neither AMLI nor the AMLI Subsidiaries are a party to any Tax allocation or sharing agreement.

               (vii) AMLI and the AMLI Subsidiaries do not have any material liability for the Taxes of any Person other than AMLI and the AMLI Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (B) as a transferee or successor.

               (viii) Except as set forth in Section 3.1(k)(viii) or Section 3.1(l)(iii)(F) of the AMLI Disclosure Letter, neither AMLI nor the AMLI Subsidiaries have made any payments, are obligated to make any payments, or are parties to an agreement that could obligate them to make any payments that will not be deductible under Section 280G of the Code.

               (ix) Neither AMLI nor any AMLI Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.

               (x) There are no Tax Protection Agreements except as disclosed in
          Section 3.1(k)(x) of the AMLI Disclosure Letter.

          (l) Pension and Benefit Plans; ERISA.

               (i) Except as set forth in Section 3.1(l)(i) of the AMLI Disclosure Letter, neither AMLI, any AMLI Subsidiary nor any of their respective ERISA Affiliates is a party to, sponsors, participates in, contributes to or has any liability or contingent liability with respect to:

                    (A) any "employee welfare plan" or "employee pension benefit plan" (as those terms are respectively defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), other than a "multiemployer plan" (as defined in Section 3(37) of ERISA);

                    (B) any retirement or deferred compensation plan, incentive compensation plan, stock plan, profit-sharing, unemployment compensation plan, vacation pay, severance pay, post-employment, supplemental employment or unemployment benefit plan or arrangement, bonus or benefit arrangement, insurance (including any self-insurance) or hospitalization program or any other fringe or other benefit or compensation plans, programs or arrangements for any current or former employee, trustee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, or any other "employee benefit plan" (as defined in Section 3(3) of ERISA); or

                    (C) any employment, severance, termination, consultancy or other similar agreement.

               (ii) A true and correct copy of each of the plans, programs, arrangements, and agreements listed in Section 3.1(l)(i) of the AMLI Disclosure Letter (referred to hereinafter as "AMLI Employee Benefit Plans") has been supplied to the Purchaser. In the case of any AMLI Employee Benefit Plan which is not in written form, the Purchaser has been supplied with an accurate description of such AMLI Employee Benefit Plan as in effect on the date hereof. A true and correct copy of the most recent annual report, actuarial report, accountant's opinion of the plan's financial statements, summary plan description and Internal Revenue Service determination letter with respect to each AMLI Employee Benefit Plan, to the extent applicable, has been supplied to the Purchaser, and there have been no material changes in the financial condition in the respective plans from that stated in the annual reports and actuarial reports supplied. Section 3.1(l)(i) of the AMLI Disclosure Letter contains a true and complete list of each loan or extension of credit between AMLI or any AMLI Subsidiary, on the one hand, and any of their respective trustees, directors, officers or employees, on the other, and the outstanding balances under each such loan or extension of credit as of the date hereof.

               (iii) As to all AMLI Employee Benefit Plans:

                    (A) All AMLI Employee Benefit Plans comply and have been
               administered in form and in operation in all material respects with all applicable requirements of law, and no event has occurred which will or could cause any such AMLI Employee Benefit Plan to fail to comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance.

                    (B) (w) All AMLI Employee Benefit Plans which are employee pension benefit plans comply in form and in operation in all material respects with all applicable requirements of Sections 401(a) and 501(a) of the Code; (x) each AMLI Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending an application for such determination from the Internal Revenue Service with respect to those provisions for which the remedial amendment period under Section 401(b) of the Code has not expired, and AMLI is not aware of any reason why any such determination letter should be revoked or not be reissued; (y) there have been no amendments to such plans which are not the subject of a favorable determination letter issued with respect thereto by the Internal Revenue Service (other than an amendment for which the remedial amendment period under Section 401(b) of the Code has not expired); and (z) no event has occurred which could reasonably be expected to give rise to disqualification of any such plan under such sections or to a tax under Section 511 of the Code.

                    (C) Except as set forth in Section 3.1(l)(iii)(C) of the
               AMLI Disclosure Letter, none of the assets of any AMLI Employee Benefit Plan is invested in employer securities or employer real property.

                    (D) There have been no "prohibited transactions" (as
               described in Section 406 of ERISA or Section 4975 of the Code) with respect to any AMLI Employee Benefit Plan.

                    (E) There have been no acts or omissions by which have given rise to or which could reasonably be expected to give rise to fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which AMLI or any AMLI Subsidiary may be liable.

                    (F) Except as set forth in Section 3.1(l)(iii)(F) of the
               AMLI Disclosure Letter, none of the payments contemplated by the AMLI Employee Benefit Plans would, in the aggregate, constitute excess parachute payments (as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof)).

                    (G) There are no actions, suits or claims (other than
               routine claims for benefits) pending or threatened involving any AMLI Employee Benefit Plan or the assets thereof and no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits).

                    (H) Neither AMLI, any AMLI Subsidiary nor any of their
               respective ERISA Affiliates sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any employee benefit plan subject to Title IV of ERISA.

                    (I) Each AMLI Employee Benefit Plan which constitutes a
               "group health plan" (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code), including any plans of current and former affiliates which must be taken into account under Sections 4980B and 414(t) of the Code or Section 601 of ERISA, has been operated in compliance in all material respects with applicable law, including coverage requirements of Sections 4980B of the Code, Chapter 100 of the Code and Section 601 of ERISA to the extent such requirements are applicable.

                    (J) Neither AMLI nor any AMLI Subsidiary has any liability or contingent liability for providing, under any AMLI Employee Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code.

                    (K) There has been no act or omission that would impair the ability of AMLI and AMLI Subsidiaries (or any successor thereto) to unilaterally amend or terminate any AMLI Employee Benefit Plan.

                    (L) Except as set forth in Section 3.1(l)(iii)(L)(I) of the
               AMLI Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any current or former employee, director, trustee or independent contractor of AMLI or the AMLI Subsidiaries to any payment, bonus, retirement, severance, job security or similar benefit or enhance any such benefit, or accelerate the time of payment, vesting or exercisability or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any AMLI Employee Benefit Plan. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of AMLI or any AMLI Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code.
               Section 3.1(l)(i)(iii)(L)(II) of the AMLI Disclosure Letter lists all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers or key employees of the AMLI or the AMLI Subsidiaries as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by AMLI or the employee), true and complete copies of which have been made available to Purchaser prior to the date hereof.

                    (M) There has been no amendment to, written interpretation or announcement (whether or not written) by AMLI or the AMLI Subsidiaries relating to, or change in employee participation or coverage under, any AMLI Employee Benefit Plan which would increase materially the expense of maintaining such employee plan above the level of the expense incurred in respect thereof as of the Balance Sheet Date.

               (iv) Neither AMLI, any AMLI Subsidiary nor any of their respective ERISA Affiliates, contributes to, has contributed to, or has any liability or contingent liability with respect to a "multiemployer plan" (as defined in Section 3(37) of ERISA).

          (m) Labor and Employment Matters.

               (i) Except as set forth in Section 3.1(m)(i) of the AMLI Disclosure Letter, neither AMLI nor any of the AMLI Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any labor union or organization. Except as set forth in Section 3.1(m)(i) of the AMLI Disclosure Letter, to the Knowledge of AMLI, there is no question involving current union representation of employees of AMLI or any of the AMLI Subsidiaries, nor is there any activity by any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

               (ii) Except as set forth in Section 3.1(m)(ii) of the AMLI Disclosure Letter, there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing, alleging breach of any express or implied contract of employment, any Law or regulation governing employment or the termination thereof, or other discriminatory, wrongful or tortious conduct in connection with the employment relationship pending, or, to the Knowledge of AMLI, threatened against AMLI or any of the AMLI Subsidiaries. AMLI and the AMLI Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of their employees, including those relating to wages, hours, collective bargaining, unemployment compensation, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification and the payment and withholding of Taxes.

               (iii) There is no strike, slowdown, representation or certification campaign or work stoppage or lockout with respect to the employees of AMLI or the AMLI Subsidiaries pending, or, to the Knowledge of AMLI, threatened, against AMLI or any of the AMLI Subsidiaries.

               (iv) There is no proceeding, claim, suit, action or governmental investigation pending or, to the Knowledge of AMLI, threatened, with respect to which any current or former trustee, director, officer, employee or agent of AMLI or any of the AMLI Subsidiaries is claiming indemnification from AMLI or any of the AMLI Subsidiaries.

          (n) Intangible Property.

               (i) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an AMLI Material Adverse Effect, there are no valid grounds for any bona fide claims: (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by AMLI or any AMLI Subsidiary, infringes on any copyright, patent, trademark, trade name, service mark or trade secret of any third party; (ii) against the use by AMLI or any AMLI Subsidiary of any copyrights, patents, trademarks, trade names, service marks, trade secrets, technology, know-how or computer software programs and applications used in the business of AMLI or any AMLI Subsidiary as currently conducted or as proposed to be conducted, (iii) challenging the ownership, validity or effectiveness of any of the AMLI Intellectual Property Rights material to AMLI and the AMLI Subsidiaries, taken as a whole, or (iv) challenging the license or legally enforceable right to use of the Third-Party Intellectual Property Rights by AMLI or any AMLI Subsidiary. Except as, individually or in the aggregate, has not had and would not reasonably be likely to have an AMLI Material Adverse Effect, AMLI and each AMLI Subsidiary owns, or is licensed to use (in each case free and clear of any Encumbrances), all Intellectual Property currently used in its business as presently conducted.

               (ii) As used in this Agreement, the term (i) "Intellectual Property" means all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications, and other proprietary information or materials, trademarks, trade names, service marks and copyrights, (ii) "Third-Party Intellectual Property Rights" means any rights to Intellectual Property owned by any third party, and (iii) "AMLI Intellectual Property Rights" means the Intellectual Property owned or used by AMLI or any AMLI Subsidiary.

          (o) Environmental Matters. Except as described in Section 3.1(o) of the AMLI Disclosure Letter:

               (i) neither AMLI nor any AMLI Subsidiary is in violation of any applicable Law or Order relating to pollution or protection of public health and safety, the environment (including indoor or ambient air, surface water, groundwater, land surface or subsurface) or natural resources, including laws and regulations relating to the release or threatened release of any pollutant, contaminant, waste or toxic substance, including asbestos or any substance containing asbestos, polychlorinated biphenyls and petroleum or petroleum products (including crude oil and any fraction thereof) (collectively, "Hazardous Materials") or to the manufacture, management, possession, presence, generation, processing, distribution, use, treatment, storage, disposal, transportation, abatement, removal, remediation or handling of, or exposure to, Hazardous Materials (collectively, "Environmental Laws"), except for any violation which, individually or in the aggregate, would not constitute an AMLI Material Adverse Effect;

               (ii) in the last three (3) years, neither AMLI nor the AMLI Subsidiaries have received any notice of, and there are no pending or, to the Knowledge of AMLI, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to Hazardous Materials or any Environmental Law against or affecting AMLI or any of the AMLI Subsidiaries or any of the AMLI Properties (as hereinafter defined);

               (iii) AMLI and the AMLI Subsidiaries have not used, and have not permitted the use of, any AMLI Property for activities or operations that involve the handling, use, processing, manufacturing, generating, producing, storing, refining, recycling, transporting, spilling, pumping, pouring, emitting, emptying, discharging, injecting, burying, leaching, dumping, disposing of or releasing into the environment or otherwise dealing with any Hazardous Material, except for Hazardous Materials utilized in the ordinary course of maintaining such real properties or utilized in the ordinary course of business of a tenant of such AMLI Properties, provided, that such use would not, in the ordinary course of business, reasonably be expected to violate applicable Environmental Laws; and

               (iv) there is not any seepage, leaking, escaping, leaching, discharging, injection, release, emission, spill, pumping, pouring, emptying, dumping or other release or threatened release of Hazardous Materials into the environment at or from any AMLI Properties, including any land or water on, at, under or adjacent to any such AMLI Properties, except in accordance with applicable Environmental Laws and as would not, individually or in the aggregate, reasonably be expected to result in an AMLI Material Adverse Effect.

          (p) Properties.

               (i) Except as listed in Section 3.1(p)(i) of the AMLI Disclosure Letter, AMLI LP or an AMLI Subsidiary owns fee simple title to each of the real properties identified in Section 3.1(p)(i) of the AMLI Disclosure Letter (each property so owned, an "AMLI Property" and collectively, the "AMLI Properties"), which are all of the real estate properties owned by them, in each case (except as provided below) free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("Encumbrances"). Except as set forth in Section 3.1(p)(i) of the AMLI Disclosure Letter, no other Person has any ownership interest in any of the AMLI Properties.

               (ii) The AMLI Properties are not subject to any rights of way, restrictive covenants (including deed restrictions or limitations issued pursuant to any Environmental Law), declarations, agreements, or Laws affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions") or Encumbrances, except for (collectively, the "Permitted Title Exceptions") (A) Encumbrances and Property Restrictions set forth in Section 3.1(p)(ii) of the AMLI Disclosure Letter, (B) Property Restrictions imposed or promulgated by Law or any Governmental Entity or included in any AMLI space lease with respect to real property, including zoning regulations, provided that they do not materially adversely affect the currently intended use of any AMLI Property, (C) Encumbrances and Property Restrictions disclosed on existing title policies or existing surveys (in either case copies of which title policies or surveys have been delivered or made available to Purchaser), and (D) mechanics', carriers', workmen's, repairmen's and materialmen's liens and other Liens, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not material in amount, do not materially detract from the value of or materially interfere with the present use of any of the AMLI Properties subject thereto or affected thereby, and which, individually or in the aggregate, would not be reasonably likely to have an AMLI Material Adverse Effect.

               (iii) Except as provided in Section 3.1(p)(ii) of the AMLI Disclosure Letter, (A) AMLI and AMLI LP have made available to Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP all valid policies of title insurance insuring AMLI LP's or the applicable AMLI Subsidiary's fee simple title to the AMLI Properties and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy; and (B) AMLI and AMLI LP have previously provided or made available to Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP all existing surveys of the AMLI Properties in its possession.

               (iv) Except as set forth in Section 3.1(p)(iv) to the AMLI Disclosure Letter, (A) no certificate, permit or license from any Governmental Entity having jurisdiction over any of the AMLI Properties or any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the AMLI Properties or that is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the AMLI Properties has not been obtained and is not in full force and effect, except for such failures to obtain and to have in full force and effect, which would not, individually or in the aggregate, reasonably be likely to have an AMLI Material Adverse Effect and (B) neither AMLI nor any AMLI Subsidiary has received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any of the AMLI Properties issued by any Governmental Authority which have not been cured, contested in good faith or which violations would not, individually or in the aggregate, reasonably be likely to have an AMLI Material Adverse Effect.

               (v) Except as set forth in Section 3.1(p)(v) to the AMLI Disclosure Letter, to AMLI's and AMLI LP's Knowledge, neither AMLI nor any AMLI Subsidiary has received any written notice to the effect that
          (A) any condemnation
          or rezoning proceedings are pending or threatened with respect to any of the AMLI Properties, or (B) any Laws including, without limitation, any zoning regulation or ordinance (including with respect to parking), board of fire underwriters rules, building, fire, health or similar law, code, ordinance, order or regulation has been violated for any AMLI Property, which in the case of clauses (A) and (B) above, would reasonably be likely to have, individually or in the aggregate, an AMLI Material Adverse Effect.

               (vi) Except as set forth in Section 3.1(p)(vi) of the AMLI Disclosure Letter, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action relating to any AMLI Properties (e.g., local improvement district, road improvement district, environmental mitigation) have been performed, paid or taken, as the case may be, other than those actions, individually or in the aggregate, the failure of which would not reasonably be likely to have an AMLI Material Adverse Effect.

               (vii) Section 3.1(p)(vii) of the AMLI Disclosure Letter lists each ground lease to which AMLI or any AMLI Subsidiary is party, as lessee, and each master lease to which AMLI or any AMLI Subsidiary is a lessor. Each such ground lease or master lease is in full force and effect and is valid, binding and enforceable, to the Knowledge of AMLI, in accordance with its terms against the lessor or lessee thereunder, as applicable, except as would not have, or would not reasonably be likely to have, individually or in the aggregate, a material adverse effect on AMLI's interest in the applicable AMLI Property. Except as listed in Section 3.1(p)(vii) of the AMLI Disclosure Letter or which would not have, or would not reasonably be likely to have, individually or in the aggregate, an AMLI Material Adverse Effect, neither AMLI nor any AMLI Subsidiary, on the one hand, nor, to the Knowledge of AMLI, any other party, on the other hand, is in monetary default under any such ground lease or master lease. No option has been exercised under any of such ground leases or master leases, except options whose exercise has been evidenced by a written document as described in Section 3.1(p)(vii) of the AMLI Disclosure Letter. AMLI and AMLI LP have made available to Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP a correct and complete copy of each such ground lease and master lease and all material amendments thereto.

               (viii) Except as set forth in Section 3.1(p)(viii) of the AMLI Disclosure Letter, neither AMLI nor any AMLI Subsidiary has granted any unexpired option agreements, rights of first offer, rights of first negotiation or rights of first refusal with respect to the purchase of an AMLI Property or any portion thereof or any other unexpired rights in favor of third Persons to purchase or otherwise acquire an AMLI Property or any portion thereof or entered into any contract for sale, ground lease or letter of intent to sell or ground lease any AMLI Property or any portion thereof.

               (ix) Except as set forth in Section 3.1(p)(ix) of the AMLI Disclosure Letter, neither AMLI nor any AMLI Subsidiary is a party to any agreement relating to the management of any of the AMLI Properties by a party other than AMLI or any wholly owned AMLI Subsidiaries.

               (x) Except as set forth in Section 3.1(p)(x) of the AMLI Disclosure Letter, there is no material renovation or construction project with aggregate projected costs in excess of $5,000,000 currently being performed at any of the AMLI Properties, except for the projects set forth in Section 3.1(p)(x) of the AMLI Disclosure Letter (the "Construction Projects"). Section 3.1(p)(x) of the AMLI Disclosure Letter sets forth the budgeted cost, the cost to complete and each Material Contract for each Construction Project. Neither AMLI nor any AMLI Subsidiary is in material default of any material obligation with respect to the Construction Projects and, to the Knowledge of AMLI, the contractors obligated to complete any of the Construction Projects are not in material default with respect to such obligations as of the date of this Agreement.

               (xi) Except as set forth in Section 3.1(p)(xi) of the AMLI Disclosure Letter, none of the material personal property necessary for the use, operation, repair or maintenance of any AMLI Property as currently used, operated, maintained and repaired is leased from or otherwise owned by third parties, except (A) for equipment owned or leased by third party vendors providing maintenance or repair services to an AMLI Property or (B) for leases, the expense for which is included in AMLI's financial statements.

               (xii) There (i) are no material structural defects relating to any of the AMLI Properties, (ii) is no AMLI Property whose building systems are not in working order in any material respect, and (iii) is no physical material damage to any AMLI Property for which there is no insurance in effect, which, in the case of any of (i), (ii) or (iii), would, individually or in the aggregate, have an AMLI Material Adverse Effect.

          (q) Insurance. AMLI or AMLI LP maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of AMLI and AMLI LP. Section 3.1(q) of the AMLI Disclosure Letter sets forth a list that is true and complete in all material respects of all material insurance policies in force naming AMLI, any AMLI Subsidiary or any employees thereof as an insured or beneficiary or as a loss payable payee or for which AMLI or any AMLI Subsidiary has paid or is obligated to pay all or part of the premiums. There is no claim by AMLI or any AMLI Subsidiary pending under any such policies which (A) has been denied or disputed by the insurer and (B) would reasonably be likely to have, individually or in the aggregate, an AMLI Material Adverse Effect. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by AMLI or AMLI LP with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

          (r) Opinion of Financial Advisor. The AMLI Board of Trustees has received the Fairness Opinion to the effect that, based on, and subject to the various assumptions and qualifications set forth in the Fairness Opinion, as of the date of the Fairness Opinion, (i) the consideration to be received by the AMLI Common Shareholders in the Merger is fair from a financial point of view to such holders and (ii) the consideration to be received by the AMLI LP Unitholders is fair from a financial point of view to such holders considered as if such LP Units had been converted into or redeemed for AMLI Common Shares in accordance with the existing terms of LP Units.

          (s) Vote Required. The affirmative vote of the holders of AMLI Common Shares casting at least two-thirds of the votes entitled to be cast (the "AMLI Shareholder Approval") is the only vote of the holders of any class or series of the AMLI Common Shares or other securities of or equity interests in AMLI or AMLI LP required to approve this Agreement and to approve and consummate the Mergers and the other transactions contemplated by the Transaction Documents.

          (t) Brokers. Except for the fees and expenses payable to the AMLI Financial Advisor pursuant to the engagement letter set forth in Section 3.1(t) of the AMLI Disclosure Letter, no broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of AMLI, any AMLI Subsidiary or any Affiliate thereof.

          (u) Contracts.

               (i) All of the Material Contracts of AMLI are listed on Section 3.1(u)(i) of the AMLI Disclosure Letter or in the exhibit index set forth in the AMLI annual report of Form 10-K for the year ended December 31, 2004. AMLI has, prior to the date hereof, made available to Purchaser (including by filing with the SEC) true and complete copies of each Material Contract as in effect as of the date hereof. Except as set forth in Section 3.1(u)(i) of the AMLI Disclosure Letter, all Material Contracts are valid, binding and enforceable and in full force and effect with respect to AMLI and the AMLI Subsidiaries, and to the Knowledge of AMLI, with respect to each other party to any such Material Contract, except where such failure to be so valid, binding and enforceable and in full force and effect do not and would not, individually or in the aggregate, constitute an AMLI Material Adverse Effect, and except, in each case, to the extent that enforcement of rights and remedies created by any Material Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors' rights and to general equity principles. Except as set forth in Section 3.1(u)(i) of the AMLI Disclosure Letter, (i) neither AMLI nor any AMLI Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound and, (ii) to the Knowledge of AMLI there are no such violations or defaults (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation or default) with respect to any third party to any Material Contract, except in either the case of clause (i) or (ii) for those violations or defaults that, individually or in the aggregate, would not reasonably be likely to have an AMLI Material Adverse Effect. For purposes of this Agreement, "Material Contracts" shall mean (i) any loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized lease obligation or other indebtedness to any Person, or any guaranty thereof, in excess of $5,000,000 (excluding letters of credit, performance bonds or guaranties entered into in the ordinary course of business), (ii) any contractual obligation (including any brokerage agreement) entered into by AMLI or any AMLI Subsidiary that, by its terms, is not terminable within one year (without termination fee or penalty) and that may result in total payments by or liability of AMLI or any AMLI Subsidiary in excess of $5,000,000, (iii) any other agreements filed or required to be filed as exhibits to the AMLI SEC Documents pursuant to Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations, (iv) any interest rate cap, interest rate collar, interest rate swap, currency hedging transaction and any other agreement relating to a similar transaction to which AMLI or any AMLI Subsidiary is a party or an obligor with respect thereto (v) any agreement in which the amount involved exceeds $60,000 per annum with any trustee, director or employee of AMLI or the AMLI Subsidiaries earning in excess of $75,000 per annum in base compensation and cash bonus or with any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such trustee, director or employee; (vi) any partnership or joint venture agreement with any third parties; and
          (vii) any agreement, commitment, instrument or obligation of a type described in Sections 3.1(u)(ii) through 3.1(u)(v).

               (ii) Except as set forth in Section 3.1(u)(ii) of the AMLI Disclosure Letter, there is no confidentiality agreement, non-competition agreement or other contract or agreement that contains covenants that restrict AMLI's ability to compete in any line of business or with any Person in any geographical area.

               (iii) Except as set forth in Section 3.1(u)(iii) of the AMLI Disclosure Letter, there are no indemnification agreements entered into by and between AMLI and any trustee, director or officer of AMLI or any of the AMLI Subsidiaries.

               (iv) None of AMLI or any AMLI Subsidiary is a party to any agreement pursuant to which AMLI or any AMLI Subsidiary manages or provides services with respect to any real properties other than AMLI Properties, except for the agreements listed in Section 3.1(u)(iv) of the AMLI Disclosure Letter.

               (v) Section 3.1(u)(v) of the AMLI Disclosure Letter lists all agreements entered into by AMLI or any AMLI Subsidiary providing for the sale of, or option to sell, any AMLI Properties or the purchase of, or option to purchase, by AMLI or any AMLI Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate not yet consummated as of the date hereof.

          (v) Inapplicability of Takeover Statutes, AMLI Rights Agreement and Certain Charter and Bylaw Provisions. (i) AMLI has taken all appropriate and necessary actions to exempt the Merger, the Partnership Merger, the Transaction Documents and the other transactions contemplated thereby from the restrictions of Subtitles 6 and 7 of Title 3 of the MGCL and Title 8 (collectively, the "Takeover Statute"). No other "control share acquisition," "fair price," "moratorium" or other antitakeover Laws apply to the Merger, the Partnership Merger, the Transaction Documents or the other transactions contemplated thereby. AMLI and the AMLI Board of Trustees have taken all appropriate and necessary actions to (A) render the rights under the AMLI Rights Agreement inapplicable in the Merger, the Partnership Merger, the Transaction Documents and the other transactions contemplated thereby, (B) cause the Merger, the Partnership Merger, the Transaction Documents and the other transactions contemplated hereby to comply with or be exempted from any provision contained in the AMLI Charter, AMLI Bylaws or in the comparable organizational document of any AMLI Subsidiary that would otherwise prohibit, hinder or delay such transactions and (C) render any and all limitations on ownership of (1) AMLI Common Shares as set forth in the AMLI Charter and (2) the limited partner interests in AMLI LP as set forth in the AMLI LP Agreement, including the ownership limit (the "Ownership Limit") set forth in the AMLI Charter inapplicable to the Merger, Partnership Merger, the Transaction Documents and the other transactions contemplated thereby.

          (w) Related Party Transactions. Except as described in the AMLI SEC Documents filed prior to the date hereof or as set forth in Section 3.1(w) of the AMLI Disclosure Letter, there are no material arrangements, agreements or contracts which continue in effect as of the date hereof entered into by AMLI or any of the AMLI Subsidiaries, on the one hand, and any Person who is an officer, trustee, director or affiliate of AMLI or any AMLI Subsidiary, any relative of the foregoing or an entity of which any of the foregoing is an Affiliate, on the other hand. True and complete copies of all such documents have been made available to Purchaser prior to the date hereof.

          (x) Investment Company Act of 1940. Neither AMLI, AMLI LP nor any of the other AMLI Subsidiaries is, or at the Merger Effective Time or the Partnership Merger Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

          (y) Information Supplied. The information supplied by AMLI or any AMLI Subsidiary for inclusion in the Proxy, or any amendment or supplement thereto, shall not, on the date the Proxy is first mailed to AMLI Common Shareholders, at the time of the AMLI Shareholder Approval or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 3.2 Representations and Warranties of Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP. Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP represent and warrant to AMLI as follows:

          (a) Organization, Standing and Power of Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP. Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Purchaser Acquisition Entity is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and is an indirect wholly owned subsidiary of Purchaser. Purchaser Acquisition LP is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. Acquisition Limited Partner is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and is a wholly owned subsidiary of Purchaser Acquisition Entity. Purchaser Acquisition Entity is the sole general partner of Purchaser Acquisition LP and Acquisition Limited Partner is the sole limited partner of Purchaser Acquisition LP. Purchaser has heretofore made available to AMLI and AMLI LP complete and correct copies of the charter, bylaws or other organizational documents of each of the Purchaser Subsidiaries, each as amended to the date hereof and each as in full force and effect.

          (b) Authority; No Violations; Consents and Approvals.

               (i) Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP have all requisite power and authority to enter into this Agreement and its other Transaction Documents and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP.

               (ii) This Agreement and the Transaction Documents to which Purchaser, Purchaser Acquisition Entity or Purchaser Acquisition LP are parties have been duly executed and delivered by such Person, and, constitute valid and binding obligations of such Person, enforceable against such Person in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (iii) The execution and delivery by Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP of this Agreement and their other Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby, and compliance by Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP with the provisions hereof and thereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or the loss of a material benefit under, or give rise to a right of purchase under or result in the creation of any Lien upon any of the properties or assets of such parties under, require the consent or approval of any third party or otherwise result in a material detriment to such parties under, any provision of (A) the charter, bylaws or comparable organizational documents of Purchaser, Purchaser Acquisition Entity or Purchaser Acquisition LP, (B) any material contract, agreement or commitment of Purchaser, Purchaser Acquisition Entity or Purchaser Acquisition LP, or any guarantee by Purchaser, Purchaser Acquisition Entity or Purchaser Acquisition LP, or (C) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.2(b)(iv) are duly and timely obtained or made, any Law or Order applicable to or binding on Purchaser, Purchaser Acquisition Entity or Purchaser Acquisition LP or any of their respective properties or assets, other than, in the case of clauses (B), (C) and (D), any such conflicts, violations, defaults, rights, Liens or detriments that, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of Purchaser, Purchaser Acquisition Entity or Purchaser Acquisition LP to perform its obligations under any of the Transaction Documents or prevent the consummation by Purchaser, Purchaser Acquisition Entity or Purchaser Acquisition LP of any of the transactions contemplated hereby or thereby.

               (iv) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity is required by or on behalf of Purchaser, Purchaser Acquisition Entity or Purchaser Acquisition LP in connection with the execution and delivery by Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP of this Agreement or the other Transaction Documents to which Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP is a party or the consummation by Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP of the transactions contemplated hereby or thereby, except for: (A) compliance with the Securities Act and the Exchange Act and the rules and regulations thereunder as may be required in connection with the Transaction Documents and the transactions contemplated hereby and thereby; (B) the filing of the Articles of Merger with, and acceptance for recording of the Articles of Merger by, the Maryland Department;
          (C) the filing of the LLC Certificate of Merger with, and acceptance for recording of the LLC Certificate of Merger by, the Delaware Secretary of State; (D) the filing of the LP Certificate of Merger and the acceptance for record of the LP Certificate of Merger; (E) such filings and approvals as may be required by any applicable state securities or "blue sky" Laws, Takeover Statute or Environmental Laws;
          (F) compliance with the rules and regulations of the New York Stock Exchange; and (G) any such other consent, approval, order, authorization, registration, declaration, filing or permit that the failure to obtain or make would not reasonably be expected to materially impair or delay the ability of Purchaser, Purchaser Acquisition Entity or Purchaser Acquisition LP to perform its obligations hereunder or under any of the other Transaction Documents or prevent the consummation by them of any of the transactions contemplated hereby or thereby.

          (c) Information Supplied. The information supplied by the Purchaser or any Purchaser Subsidiary for inclusion in the Proxy, or any amendment or supplement thereto, shall not, on the date the Proxy is first mailed to AMLI Common Shareholders, at the time of the AMLI Shareholder Approval or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (d) No Other Business. Purchaser Acquisition Entity was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated thereby.

          (e) Brokers. No broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP, for which fee or commission AMLI or any AMLI Subsidiary may be liable.

          (f) Litigation. There is no litigation, arbitration, claim, investigation, suit, action or proceeding pending or, to the Knowledge of Purchaser, threatened against or affecting Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP, nor is there any Order outstanding against Purchaser, Purchaser Acquisition Entity or Purchaser Acquisition LP, in each case which would reasonably be expected to, individually or in the aggregate,
(A) cause any of the transactions contemplated by the Transaction Documents to be rescinded following their consummation, including the Merger and the Partnership Merger, or (B) materially impair or delay the ability of Purchaser, Purchaser Acquisition Entity or Purchaser Acquisition LP to perform its obligations hereunder or under any of the other Transaction Documents or prevent the consummation by them of any of the transactions contemplated thereby.

          (g) Funding. Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP will have available, at the Merger Effective Time, the Exchange Fund. Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP have provided to AMLI and AMLI LP a copy of the financing commitment letter dated October 19, 2005 between Purchaser and Morgan Stanley Asset Funding Inc., entered into in connection with the transactions contemplated hereby, including any exhibits, schedules and amendments thereto (the "Financing Letter"). The Financing Letter is effective and has not been withdrawn or modified and all due and payable commitment fees have been paid thereunder, and the Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP hereby covenant and agree to pay on a timely basis any other fees that become due and payable thereunder. To the Knowledge of Purchaser, the conditions set forth in the Financing Letter will be able to be satisfied prior to the Merger Effective Time.

                                  ARTICLE IV.

          COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGERS

     Section 4.1 Conduct of Business by AMLI.

          (a) During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Partnership Merger Effective Time, AMLI and AMLI LP shall, and shall cause each of the other AMLI Subsidiaries to
(i) carry on its businesses in the usual, regular and ordinary course consistent with past practice and in compliance in all material respects with applicable Law and (ii) to the extent consistent with the foregoing clause (i), use its commercially reasonable efforts to preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties, to keep available the services of their present officers and employees and to maintain the status of AMLI and each applicable AMLI Subsidiary as a REIT within the meaning of the Code.

          (b) Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Partnership Merger Effective Time, except as otherwise expressly provided by this Agreement or the Transaction Documents or to the extent consented to by Purchaser in advance and in writing, AMLI and AMLI LP shall not and shall not authorize or commit or agree to, and shall cause the other AMLI Subsidiaries not to (and not to authorize or commit or agree to):

               (i) (A) declare, set aside for payment or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, shares, property or otherwise) in respect of, any of AMLI's shares, stock or the partnership interests, shares, stock or other equity interests in any AMLI Subsidiary that is not directly or indirectly wholly owned by AMLI, other than (i) regular, cash distributions at a rate not in excess of (x) $0.48 per share of AMLI Common Shares, declared and paid quarterly, (y) $0.48 per Series B Preferred Share, declared and paid quarterly and (z) $0.540625 per Series D Preferred Shares, declared and paid quarterly, in each case, in accordance with past practice, (ii) corresponding distributions payable to each holders of LP Units, GP Units, and payable with respect to the Series B units of limited partnership interests of AMLI LP and the Series D units of limited partnership interest of AMLI LP and (iii) dividends or distributions, declared, set aside or paid by any wholly owned AMLI Subsidiary to AMLI or any AMLI Subsidiary that is, directly or indirectly, wholly owned by AMLI and provided, that AMLI may, in accordance with Section 5.4(f), make dividend payments it is required to make by the Code required to maintain REIT status and those that are sufficient to eliminate any U.S. federal income tax liability, (B) except as set forth in Section 4.1(b)(i) of the AMLI Disclosure Letter, split, combine or reclassify any shares, stock, partnership interests or other equity interests or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of such shares, stock, partnership interests or other equity interests or (C) purchase, redeem (except for the redemption of LP Units for shares of AMLI Common Shares in accordance with the AMLI LP Agreement) or otherwise acquire any AMLI Common Shares, stock, other equity interests or securities of AMLI or the partnership interests, stock, other equity interests or securities of any AMLI Subsidiary or any options, warrants or rights to acquire, or security convertible into, AMLI Common Shares, stock, other equity interest or securities of AMLI or the partnership interests, stock or other equity interests in any AMLI Subsidiary, except in connection with the use of AMLI Common Shares or LP Units to pay the exercise price or Tax withholding obligation upon the exercise of an AMLI Option as presently permitted under any AMLI Option Plan;

               (ii) (A) classify or re-classify any unissued AMLI Common Shares, shares of stock, units, interests, any other voting or redeemable securities (including LP Units or other partnership interests) or stock based performance units of AMLI or any AMLI Subsidiary; (B) authorize for issuance, issue, deliver, sell, or grant AMLI Common Shares, shares of stock, units, interests, any other voting or redeemable securities (including LP Units or other partnership interests) or stock based performance units of AMLI or AMLI Subsidiaries, (C) authorize for issuance, issue, deliver, sell, or grant any option or other right in respect of, any AMLI Common Shares, shares of stock, units, interests, any other voting or redeemable securities (including LP Units or other partnership interests), or stock based performance units of AMLI or any AMLI Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, units, interests, voting securities or convertible or redeemable securities or (D) amend or waive any option to acquire AMLI Common Shares (except, with respect to the foregoing clause (A), (B) and (C), (1) as required under the AMLI LP Agreement as presently in effect, (2) as required under the terms of the Preferred Shares as presently in effect and (3) in connection with the exercise of AMLI Options outstanding as of the date hereof under the AMLI Option Plan as in effect as of the date hereof or the exchange of units of AMLI LP for AMLI Common Shares in accordance with the AMLI LP Agreement);

               (iii) amend the AMLI Charter or the AMLI Bylaws, or any other comparable charter or organizational documents of any AMLI Subsidiary;

               (iv) (A) merge, consolidate or enter into any other business combination transaction with any Person, except as provided in Section
          5.5 and 5.6, (B) acquire (by merger, consolidation or acquisition) any corporation, partnership or other entity or (C) purchase any equity interest in or all or substantially all of the assets of, any Person or any division or business thereof;

               (v) (A) make, undertake or enter into any new commitments obligating AMLI or any AMLI Subsidiary to (I) make, capital expenditures (x) from the date hereof until December 31, 2005, in excess of 105% of the total amounts set forth in the capital expenditure budgets that have been previously provided to the Purchaser Parties by AMLI and (y) for the period beginning on January 1, 2006 and ending on the earlier of the termination of this Agreement and the Merger Agreement Effective Time, in excess of 105% of the total amounts set forth in the 2006 Capital Budgets, in each case not including the Commitments (as defined herein) set forth in Section 4.1(b)(v) of the AMLI Disclosure Letter, provided AMLI shall be permitted to enter into a commitment to make repairs and/or prevent damage to any AMLI Properties as is necessary in the event of an emergency situation as long as AMLI provides Purchaser with a copy of such commitment within two (2) Business Days after such commitment is entered into or (II) undertake any substantial renovation or rehabilitation of any AMLI

          Property, (B) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a "Commitment") for the acquisition of any real property, including by the acquisition of equity securities in an entity that holds any such real property, or other transaction (other than (i) any Commitment described in Section 4.1(b)(v) of the AMLI Disclosure Letter, (ii) any exchange of real property pursuant to Section 1031 of the Code described in Section 4.1(b)(v) of the AMLI Disclosure Letter, (iii) entering into leases (other than ground leases) as landlord in the ordinary course of business and incurring any reasonable and customary expenditures related thereto or (iv) incurring or expending up to an aggregate amount not to exceed $1,500,000 with respect to the pursuit of the potential acquisition by an AMLI Subsidiary of one or more real properties), or amend any Commitment in any material respect, (C) commence construction of, or enter into any Commitment to develop or construct, other real estate projects involving in excess of $500,000 (other than any Commitment described in Section 4.1(b)(v) of the AMLI Disclosure Letter), (D) incur indebtedness (secured or unsecured) except for draws under its revolving line(s) of credit for working capital purposes and indebtedness (limited to its revolving line(s) of credit and any indebtedness described in Section 4.1(b)(v) of the AMLI Disclosure Letter) to fund any of the Commitments described (and within the limits so described) in Section 4.1(b)(v) of the AMLI Disclosure Letter or (E) modify, amend, terminate or enter into any commitment to modify, amend or terminate any indebtedness in existence as of the date hereof;

               (vi) sell, mortgage, subject to Lien (or, in the case of an involuntary Lien, fail to take action within thirty (30) days of the creation thereof to have such Lien removed), lease (other than leases (other than ground leases) as landlord in the ordinary course of business) or otherwise dispose of any of the AMLI Properties, including by the disposition or issuance of equity securities in an entity that owns an AMLI Property, except (A) as described in Section 4.1(b)(vi) of the AMLI Disclosure Letter (and in the amounts so described), or (B) made in the ordinary course of business consistent with past practice pursuant to a binding sales contract in existence on the date of this Agreement and set forth in Section 4.1(b)(vi) of the AMLI Disclosure Letter;

               (vii) sell, lease, mortgage, subject to Lien or otherwise dispose of any of its personal or intangible property, except in transactions made in the ordinary course of business consistent with past practice and which are not material, individually or in the aggregate, or in connection with sales of any AMLI Properties as permitted under
          Section 4.1(b)(vi);

               (viii) acquire any personal or intangible property, except in transactions made in the ordinary course of business consistent with past practice or in connection with acquisitions permitted under
          Section 4.1(b)(v);

               (ix) except as set forth in Section 4.1(b)(ix) of the AMLI Disclosure Letter, (A) assume or guarantee the indebtedness of another Person, enter into any

          "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (B) prepay, refinance or amend any existing indebtedness, (C) make any loans, advances, capital contributions or investments in any other Person or (D) pledge or otherwise encumber shares of capital stock or securities in AMLI or any AMLI Subsidiary;

               (x) make or rescind any express or deemed material election relating to Taxes (unless AMLI reasonably determines, after prior consultation with Purchaser, that such action is (i) required by Law; or (ii) necessary or appropriate to preserve AMLI's status as a REIT or the partnership status of AMLI LP or any other AMLI Subsidiary which files Tax Returns as a partnership for U.S. federal income tax purposes (in which case, AMLI or AMLI LP, as the case may be, shall make such election in a timely manner and shall inform Purchaser of such election)); provided, that nothing in this Agreement shall preclude AMLI from designating dividends paid by it as "capital gain dividends" within the meaning of Section 857 of the Code (with the prior written consent of Purchaser, which will not be unreasonably withheld);

               (xi) enter into, or amend or modify any Tax Protection Agreement, or take any action that would, or could reasonably be expected to, violate any Tax Protection Agreement or otherwise give rise to any liability with respect thereto;

               (xii) amend any Tax Return in any material respect;

               (xiii) (A) fail to maintain its books and records in all material respects in accordance with GAAP consistently applied, (B) change any of its methods, principles or practices of accounting in effect other than as required by GAAP, (C) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises relating to Taxes on real property or sales Taxes in an amount not to exceed, individually or in the aggregate, $500,000, or change any of its methods of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of its U.S. federal income Tax Return for the taxable year ended December 31, 2004, or (D) revalue in any material respect any of its assets, including writing-off accounts receivable, except, in each of the foregoing cases, as may be required by the SEC, applicable Law or GAAP (in which case, AMLI shall promptly inform Purchaser of such changes);

               (xiv) other than as set forth in Section 5.8(c) and except as set forth in Section 4.1(b)(xiv) of the AMLI Disclosure Letter, (A) adopt, amend or terminate any AMLI Employee Benefit Plan or adopt any new employee benefit plan, incentive plan, AMLI Severance Plan, bonus plan, compensation, special remuneration, retirement, health, life, disability, stock option or other plan, program, agreement or arrangement that would be an AMLI Employee Benefit Plan if it had been in existence on the date hereof, or, grant any new stock appreciation rights, AMLI Options, restricted shares or any other equity-based awards, (B) enter into or amend any employment severance, change in control, tax gross-up, deferred compensation or other similar agreement or arrangement or, except with respect to non-officer employees in the ordinary course of business consistent with past practice, grant or become obligated to grant any increase in the compensation or benefits of officers or employees, (C) grant any severance or termination pay, or any increase thereof, to any trustee, director, officer or employee, except payments made pursuant to written agreements or plans outstanding on the date hereof, the material terms of which are disclosed in Section 4.1(b)(xiv) of the AMLI Disclosure Letter and copies of which have been provided to Purchaser, (D) increase the number of its full-time permanent employees by an amount inconsistent with past practice or (E) establish, pay, agree to grant or increase any special bonus, stay bonus, retention bonus or any similar benefit under any plan, agreement, award or arrangement;

               (xv) settle or compromise any material litigation, including any shareholder derivative or class action claims other than settlements or compromises for litigation providing solely for the payment of money damages where the amount paid (after reduction by any insurance proceeds actually received or appropriate credits are applied from self-insurance reserves) in settlement or compromise does not exceed $500,000, which provide for a complete release of AMLI and each applicable AMLI Subsidiary of all claims and which do not provide for any admission of liability by AMLI or any AMLI Subsidiary;

               (xvi) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of AMLI or any of the AMLI Subsidiaries;

               (xvii) fail to use its commercially reasonable efforts to maintain with financially responsible insurance companies insurance coverage substantially similar in all material respects to the insurance coverage maintained by AMLI and the AMLI Subsidiaries on the date hereof;

               (xviii) except as provided in Section 4.1(b)(xviii) of the AMLI Disclosure Letter, amend or terminate, or waive compliance with the terms of or breaches under, or assign any material rights or claims under, any material term of any Material Contract or enter into a new contract, agreement or arrangement that, if entered into prior to the date of this Agreement, would have been required to be listed in any of Sections 3.1(u)(i) through 3.1(u)(iv) of the AMLI Disclosure Letter;

               (xix) fail to use its commercially reasonable efforts to comply or remain in compliance with all material terms and provisions of any agreement relating to any outstanding indebtedness of AMLI or any AMLI Subsidiary;

               (xx) fail to (A) duly and timely file all material reports, Tax Returns and other material documents required to be filed with all Governmental Entities and other authorities (including the New York Stock Exchange), subject to extensions permitted by Law, provided AMLI notifies Purchaser and its counsel that it is availing itself of such extensions and provided such extensions do not adversely affect AMLI's status as a qualified REIT under the Code or (B) cause all such reports and other documents to be complete and accurate in all material respects when filed;

               (xxi) fail to pay any material Taxes or other material debts when due;

               (xxii) pay, discharge or satisfy any claims, Liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities reflected or reserved against in the balance sheet of AMLI dated as of June 30, 2005 contained in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 of AMLI or except as described in Section 4.1(b)(xxii) of the AMLI Disclosure Letter;

               (xxiii) except as described in Section 4.1(b)(xxiii) of the AMLI Disclosure Letter, change the ownership of any AMLI Subsidiary;

               (xxiv) amend the terms of any outstanding security of AMLI or of any AMLI Subsidiary;

               (xxv) take any action that, individually or in the aggregate, would reasonably be expected to cause any of the conditions set forth in Article VI not to be satisfied; or

               (xxvi) agree in writing or otherwise to take any action inconsistent with any of the foregoing.

                                   ARTICLE V.

                              ADDITIONAL COVENANTS

     Section 5.1 Preparation of Proxy Statement; Shareholders' Meeting.

          (a) As soon as practicable following the date of this Agreement, AMLI shall prepare and file with the SEC a preliminary Proxy Statement for the purpose of calling the AMLI Shareholder Meeting to obtain the AMLI Shareholder Approval, provided, that AMLI shall consult with Purchaser and provide Purchaser a reasonable opportunity to review and comment on such preliminary Proxy Statement prior to filing. The parties shall reasonably cooperate with each other in the preparation of the Proxy Statement and to have such document cleared by the SEC as promptly as practicable after such filing. AMLI will notify Purchaser promptly following the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and will supply Purchaser with copies of all correspondence with the SEC with respect to the Proxy Statement.

The Proxy Statement, and any supplement or amendment thereto, shall comply in all material respects with all applicable requirements of Law. AMLI shall date the Proxy Statement as of the approximate date of mailing to its shareholders and shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to its shareholders at the earliest practicable date. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, (i) Purchaser or AMLI, as the case may be, shall promptly inform the other of such occurrences, (ii) AMLI shall prepare and file with the SEC any such amendment or supplement to the Proxy Statement; provided, however, that no amendment or supplement to the Proxy Statement will be made without prior consultation with Purchaser and providing Purchaser a reasonable opportunity to review and comment on such amendment or supplement, (iii) AMLI shall use its commercially reasonable efforts to have any such amendment or supplement cleared for mailing, to the extent necessary, to AMLI shareholders as promptly as practicable after such filing and (iv) AMLI shall use its commercially reasonable efforts to have any such amendment or supplement mailed to its shareholders at the earliest practicable date.

          (b) AMLI will, as soon as practicable following the date on which the Proxy Statement is cleared by the SEC, duly call, give notice of, convene and hold the AMLI Shareholder Meeting (but in no event shall such meeting be held sooner than 20 days, or except as provided in Section 5.1(c) later than 60 days, following the date the Proxy Statement is mailed to its shareholders), for the purpose of obtaining the AMLI Shareholder Approval. AMLI will, through the AMLI Board of Trustees, recommend to its shareholders approval of the Merger and the other transactions contemplated hereby and further covenants that the Proxy Statement will include such recommendation (the "AMLI Recommendation") except to the extent that the AMLI Board of Trustees shall have withdrawn such recommendation in accordance with Section 5.6 hereof.

          (c) If on the date of the AMLI Shareholders Meeting or any subsequent adjournment thereof pursuant to this Section 5.1(c), AMLI has not received proxies representing a sufficient number of AMLI Common Shares to approve the Merger, AMLI shall adjourn the AMLI Shareholder Meeting until such date as shall be mutually agreed upon by AMLI and Purchaser, which date shall not be less than ten days nor more than 20 days after the date of adjournment, and shall continue to use its commercially reasonable efforts, together with its proxy solicitor, to assist in the solicitation of proxies from shareholders relating to the AMLI Shareholder Approval.

     Section 5.2 Access to Information; Confidentiality. AMLI and AMLI LP shall, and shall cause each of the AMLI Subsidiaries to, afford to Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP and their officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates, reasonable access during normal business hours and upon reasonable advance notice during the period prior to the Partnership Merger Effective Time to all of its properties, offices, books, contracts, commitments, personnel and records and, during such period, AMLI and AMLI LP shall, and shall cause each of the other AMLI Subsidiaries to, furnish reasonably promptly to Purchaser (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information (financial or otherwise) concerning its business, properties and personnel as Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP may reasonably request. AMLI shall also instruct AMLI's officers, employees, accountants, counsel, financial advisors and other representatives to cooperate reasonably with Purchaser in its investigation of the business of AMLI, AMLI LP and the other AMLI Subsidiaries. Notwithstanding the foregoing, AMLI shall not be required by this Section 5.2 to provide Purchaser, Purchaser Acquisition Entity, Purchaser Acquisition LP or their respective representatives with access to the properties of AMLI or any AMLI Subsidiary for the purpose of invasive physical testing; provided, that, in the case of AMLI Properties that are wholly-owned by an AMLI Subsidiary, neither AMLI nor any AMLI Subsidiary shall unreasonably withhold consent for such access and testing if Purchaser determines in good faith, after the date hereof, that there is a reasonable likelihood that a significant environmental Liability exists with respect to such property. Each of Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the confidentiality provisions of the letter agreement between AMLI and Purchaser dated as of September 21, 2005 (as may be amended, the "Confidentiality Agreement").

     Section 5.3 Reasonable Efforts; Notification.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of Purchaser, Purchaser Acquisition Entity, Purchaser Acquisition LP, AMLI and AMLI LP agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by the Transaction Documents, including (i) the obtaining of all necessary, proper or advisable actions or nonactions, waivers, consents and approvals from Governmental Entities and other third parties and the making of all necessary, proper or advisable registrations, filings and notices and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Entity; (ii) the obtaining of all necessary, proper or advisable consents, approvals, waivers or exemptions from non-governmental third parties; and (iii) the execution and delivery of any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of the Transaction Documents. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers, directors or partners, of Purchaser, Purchaser Acquisition Entity, Purchaser Acquisition LP, AMLI and AMLI LP shall take all such necessary action. From the date of this Agreement through the Merger Effective Time, AMLI shall timely file, or cause to be filed, with the SEC all AMLI SEC Documents required to be so filed. AMLI shall consult with Purchaser and provide Purchaser a reasonable opportunity to review and comment on all filings made by AMLI with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, prior to the making of such filings.

          (b) Notwithstanding anything to the contrary in this Section 5.3, the Purchaser shall not be required to dispose of or hold separate, or to restrict its ownership of, any business or assets of AMLI or any AMLI Subsidiary, or of the Purchaser or any Purchaser Subsidiary, or agree to take any such action, if any such action or agreement, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, operations, properties, condition (financial or otherwise), assets or Liabilities (i) of AMLI and the AMLI Subsidiaries taken as a whole or (ii) of the Purchaser and the Purchaser Subsidiaries taken as a whole.

          (c) AMLI and AMLI LP shall give prompt notice to Purchaser, and Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP shall give prompt notice to AMLI and AMLI LP, if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     Section 5.4 Tax Matters.

          (a) Purchaser, Purchaser Acquisition Entity, Purchaser Acquisition LP, AMLI and AMLI LP shall report the portions of the transactions contemplated hereby consisting of the Merger in accordance with the treatment contemplated by
Section 2.1(d) and each shall use its respective best efforts to cause such portions of such transactions to be so treated for U.S. federal income tax purposes.

          (b) Unless required by Law (as evidenced by the legal opinion of a nationally recognized U.S. law firm reasonably acceptable to Purchaser and
AMLI), neither Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP, on the one hand, nor AMLI and AMLI LP, on the other hand, will take or omit to take any action, or permit any status to exist, prior to the Merger Effective Time, that would or may jeopardize, or that is inconsistent with, AMLI's (or any AMLI Subsidiary that files a REIT tax Return) status as a REIT under the Code or the status of AMLI LP or any AMLI Subsidiary organized and existing as a partnership or limited liability company under the Laws of its jurisdiction of organization (a "AMLI Subsidiary Partnership") as a partnership for purposes of Taxes for any period.

          (c) The Merger Consideration (including assumed liabilities) shall be allocated among AMLI's assets in accordance with Section 1060 of the Code. The parties shall work in good faith to agree on such allocation prior to the Closing Date. Following the Merger, the Surviving Entity in connection with its U.S. federal, state, and local tax returns and other filings (including without limitation Internal Revenue Service Form 8594), shall not take any position inconsistent with such allocation. Any adjustment to the purchase price shall be allocated as provided by Treas. Reg. Section 1.1060-1(c).

          (d) Nothing in this Section 5.4 shall be construed to limit the ability of Purchaser or its Affiliates from causing AMLI to seek a "closing agreement" within the meaning of Section 7121 of the Code if it is reasonably determined that AMLI or an AMLI Subsidiary engaged in any action or failed to take any action that jeopardized the status of AMLI (or of any AMLI Subsidiary that is a REIT) as a REIT prior to the Merger Effective Time.

          (e) Within 90 days after the Closing, Purchaser Acquisition Corp. shall deliver to AMLI a schedule allocating the Purchase Price (including assumed liabilities) among the assets of AMLI in accordance with Section 1060 of the Code and the regulations thereunder. The parties agree not to take any position inconsistent with the Allocation Schedule for Tax reporting purposes.

          (f) Unless prohibited by Law (as evidenced by the legal opinion of a nationally recognized U.S. law firm reasonably acceptable to Purchaser and AMLI) or this Agreement, up to the Merger Effective Time, AMLI, each AMLI Subsidiary and any Affiliate of any of them, shall be permitted to take or omit to take any action required to maintain AMLI's status as a REIT under the Code or the status of AMLI LP or any AMLI Subsidiary Partnership as a partnership for purposes of Taxes for any period. AMLI shall provide Purchaser with prior written notice of its intention to take any such action or to omit to take any such action outside the ordinary course of business, and shall consult with Purchaser in good faith with respect to such action or omission.

          (g) AMLI shall provide to Purchaser copies of Tax Returns that are to be filed on or prior to the Partnership Merger Effective Time at least five (5) calendar days prior to the due date of such returns (including applicable extensions), and AMLI shall consider in good faith any and all reasonable comments of Purchaser with respect to such Tax Returns.

          (h) AMLI shall use its reasonable best efforts to obtain the tax opinion described in Section 6.2(e) dated as of the Closing Date.

     Section 5.5 No Solicitation of Transactions.

          (a) Subject to Section 5.6, none of AMLI, AMLI LP or any other AMLI Subsidiary shall, nor shall it authorize or permit, directly or indirectly, any officer, trustee, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other agent, representative or Affiliate of AMLI, AMLI LP or any other AMLI Subsidiary to initiate, solicit, encourage or facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined herein), enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction or release any Person from any standstill agreement or similar obligation to AMLI or any AMLI Subsidiary other than the automatic termination of standstill obligations pursuant to the terms of agreements as in effect as of the date hereof, by virtue of the execution and announcement of this Agreement. AMLI and AMLI LP shall, and shall cause the other AMLI Subsidiaries, and AMLI, AMLI LP and the other AMLI Subsidiaries shall, take all actions reasonably necessary to cause their respective officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, accountants, brokers, finders and any other agents, representatives or Affiliates to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Competing Transaction. AMLI, AMLI LP and the AMLI Subsidiaries shall be responsible for any failure on the part of their respective officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, accountants, brokers, finders and any other agents, representatives or Affiliates to comply with this Section 5.5(a). AMLI and AMLI LP shall promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring (whether by merger, acquisition, stock sale, asset sale or otherwise) AMLI, AMLI LP or any other AMLI Subsidiary, or any material position of their assets, if any, to return all confidential information heretofore furnished to such person by or on behalf of AMLI, AMLI LP or any other AMLI Subsidiary.

          (b) AMLI and AMLI LP shall notify Purchaser promptly following receipt of (but in any event within 24 hours after the Chief Executive Officer of AMLI has received) the relevant details relating to any inquiry or proposal (including the identity of the parties, price and other terms thereof) which any of AMLI, AMLI LP or any of the other AMLI Subsidiaries or any such officer, trustee, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative or Affiliate may receive after the date hereof relating to any of the matters described in
Section 5.5(a) and shall keep Purchaser reasonably informed on a current basis as to the status of and any material developments regarding any such inquiry or proposal.

          (c) For purposes of this Agreement, a "Competing Transaction" shall mean any of the following (other than the transactions expressly provided for in this Agreement): (i) any merger, consolidation, share exchange, business combination or similar transaction involving AMLI or AMLI LP (or any of the other AMLI Subsidiaries); (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 30% or more of the assets (including by means of an issuance, sale or other disposition of voting securities) of AMLI and the AMLI Subsidiaries, taken as a whole, or of 30% or more of any class of voting securities of AMLI, in a single transaction or series of related transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; or (iii) any tender offer or exchange offer for 30% or more of any class of voting securities of AMLI (or any of the AMLI Subsidiaries).

          (d) For purposes of this Agreement, a "Superior Competing Transaction" means a bona fide, unsolicited, written proposal for a Competing Transaction made by a third party which the AMLI Board of Trustees determines (after taking into account any amendments to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby proposed by Purchaser), in good faith and after consultation with its financial and legal advisors, is on terms which are more favorable from a financial point of view (including financing terms, any termination fee or expense reimbursement payable under this Agreement, any conditions to the consummation thereof and the likelihood of the Competing Transaction proposal being consummated) to the AMLI Common Shareholders than the Mergers and the other transactions contemplated by this Agreement.

     Section 5.6 Board Actions.

          (a) Notwithstanding Section 5.5 or any other provision of this Agreement to the contrary, following the receipt by AMLI of a proposal from a third party for a Competing Transaction (that was not solicited, encouraged or facilitated in violation of Section 5.5) the Board of Trustees may (I) contact such Person and its advisors solely for the purpose of clarifying the proposal and any material contingencies and the capability of consummation, so as to determine whether the proposal for a Competing Transaction is reasonably likely to lead to a

Superior Competing Transaction and (II) if the Board of Trustees determines in good faith following consultation with its legal and financial advisors that such proposal for a Competing Transaction is reasonably likely to lead to a Superior Competing Transaction, the AMLI Board of Trustees may (directly or through advisors or representatives) (i) furnish non-public information with respect to AMLI and the AMLI Subsidiaries to the Person who made such proposal (provided that AMLI (A) has previously or concurrently furnished such information to Purchaser, (B) shall furnish such information pursuant to a confidentiality agreement which is at least as favorable to AMLI as the Confidentiality Agreement and (C) shall notify Purchaser in writing prior to providing any such information), (ii) disclose to its shareholders any information required to be disclosed under applicable Law, (iii) participate in negotiations regarding such proposal and (iv) following receipt of a proposal for a Competing Transaction that constitutes a Superior Competing Transaction, but prior to the AMLI Shareholder Approval, (A) withdraw or modify in a manner adverse to Purchaser, or fail to make, the AMLI Recommendation or recommend that AMLI Common Shareholders approve such Superior Competing Transaction, (B) terminate this Agreement pursuant to, and subject to compliance with, Section 7.1(g) or (C) take any action that any court of competent jurisdiction orders AMLI to take, but in each case referred to in clauses (i) through (iv) only if, after complying with Section 5.6(b), the AMLI Board of Trustees determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its duties to AMLI or its shareholders under applicable Law. Nothing in this Section 5.6 shall prevent the AMLI Board of Trustees from complying with Rule 14e-2(a) promulgated under the Exchange Act with respect to a Competing Transaction; provided, however, that neither AMLI nor the AMLI Board of Trustees shall be permitted to recommend pursuant to such provision a Competing Transaction which is not a Superior Competing Transaction.

          (b) The AMLI Board of Trustees shall not take any of the actions referred to in clauses (i) through (iv) of Section 5.6(a) unless not fewer than three Business Days prior to taking any such action, AMLI shall have, during such three Business Day period, negotiated in good faith with Purchaser concerning any proposed amendments to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

     Section 5.7 Public Announcements. AMLI, AMLI LP and Purchaser shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby and shall not issue any such press release or make any such public statement or filing without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement or filing as may be required by Law or the applicable rules of any stock exchange if it has used its commercially reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so prior to the time such press release or public statement or filing is required to be released, filed or furnished pursuant to such Law or rules. In this regard, the parties shall make a joint public announcement of the transactions contemplated by the Transaction Documents no later than (i) the close of trading on the New York Stock Exchange on the day this Agreement is signed, if such signing occurs during regular business hours on a Business Day or (ii) the opening of trading on the New York Stock Exchange on the next


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

Business Day following the date on which this Agreement is signed, if such signing does not occur during regular business hours on a Business Day.

     Section 5.8 Employee Arrangements.

          (a) AMLI Severance Plan and AMLI Severance Agreements. On, or as soon as reasonably practicable after, the Closing Date, Purchaser shall pay or cause to be paid the amounts due to such of AMLI's senior executive officers under such senior executive officers' employment agreements, which agreements are set forth in Section 5.8(a) of the AMLI Disclosure Letter. On and after the Closing Date, Purchaser shall cause the Surviving Entity to pay the employees of AMLI and all AMLI Subsidiaries (collectively, the "AMLI Employees") any severance payments owed to any such AMLI Employees under any AMLI Severance Plan.

          (b) AMLI Options. AMLI and each AMLI Subsidiary shall take all actions as may be necessary under the AMLI Option Plan to effect the cancellations described in Section 1.8. In addition to the foregoing and subject to the terms of the AMLI Option Plan and applicable Law, AMLI shall take all actions necessary to cause the AMLI Option Plan to be terminated at or prior to the Merger Effective Time, and to satisfy Purchaser that no holder of AMLI Options or other awards under such plans or programs or participant in the AMLI Option Plan, will have any right to acquire any interest in the Surviving Entity, Purchaser or any Purchaser Subsidiary, including Purchaser Acquisition Entity, as a result of the exercise of AMLI Options or other awards or rights pursuant to such AMLI Option Plan at or after the Merger Effective Time.

          (c) AMLI Bonuses. AMLI shall be permitted to pay the bonuses identified on Section 4.1(b)(xiv) of the AMLI Disclosure Letter at such time or times as identified on Section 4.1(b)(xiv) of the AMLI Disclosure Letter.

          (d) Continuing Benefits and Compensation. For a period of not less than one year commencing immediately following the Merger Effective Time, Purchaser shall, or cause the Surviving Entity to, provide to each AMLI employee who remains employed by the Purchaser, the Surviving Entity or the Surviving Partnership after the Merger Effective Time compensation and employee benefits (other than equity-based compensation) that are substantially comparable in the aggregate to the compensation and AMLI employee benefits (other than equity-based compensation, retention, sale, stay, special bonus or other change in control payments or awards) provided immediately before the Merger Effective Time.

     Section 5.9 Indemnification; Trustees' and Officers' Insurance.

          (a) In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Merger Effective Time, a trustee, director or officer of AMLI or any of the AMLI Subsidiaries (each, an "Indemnified Party" and collectively, the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a trustee, director, officer, employee, or agent of AMLI or any of the

AMLI Subsidiaries, or is or was serving at the request of AMLI or any of the AMLI Subsidiaries as a trustee, director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, in each case at or prior to the Merger Effective Time or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby AMLI shall indemnify and hold harmless, and after the Merger Effective Time, the Surviving Entity (together with AMLI, the "Indemnitors"), shall indemnify and hold harmless, as and to the fullest extent that a Maryland corporation is permitted under applicable Law to indemnify its own officers and directors, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation (collectively, "Indemnifiable Amounts"), and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted before or after the Merger Effective Time), (A) the Indemnitors, shall promptly (but in any event within 10 calendar days of written request) advance expenses pending the final disposition of any such threatened or actual claim, action, suit, demand, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; (B) the Indemnitors shall have the right to defend each Indemnified Party in any proceeding which may give rise to the payment of Indemnifiable Amounts hereunder; provided, however, that the Indemnitors shall notify such Indemnified Party of any such decision to defend within ten (10) calendar days of receipt of written notice of any such proceeding, and, provided further, that the Indemnitors shall not, without the prior written consent of such Indemnified Party, consent to the entry of any judgment against such Indemnified Party or enter into any settlement or compromise which (I) includes an admission of fault of such Indemnified Party or
(II) does not include, as an unconditional term thereof, the full release of such Indemnified Party from all liability in respect of such proceeding, which release shall be in form and substance reasonably satisfactory to such Indemnified Party and (C) notwithstanding clause (B) above, if in a proceeding to which an Indemnified Party is a party by reason of the Indemnified Party's service as a trustee, director, officer, employee, or agent of AMLI or any of the AMLI Subsidiaries, (I) such Indemnified Party reasonably concludes that he or she may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with the position of other defendants in such proceeding, (II) a conflict of interest or potential conflict of interest exists between such Indemnified Party and the Indemnitors, or (III) if the Indemnitors fail to assume the defense of such proceeding in a timely manner, such Indemnified Party shall be entitled to be represented by separate legal counsel of such Indemnified Party's choice at the expense of the Indemnitors; provided, however, that none of the Indemnitors shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided further that the Indemnitors shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall have ultimately determined, and such determination shall have become final and non-appealable, that indemnification by such entities of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Any Indemnified Party wishing to claim indemnification under this Section 5.9, upon learning of any such threatened or actual claim, action, suit, demand, proceeding or investigation, shall promptly notify AMLI and, after the Merger Effective Time, the Surviving Entity, thereof; provided that the failure to so notify shall not affect the obligations of AMLI and the Surviving Entity except to the extent, if any, such failure to promptly notify materially and adversely prejudices such party.

          (b) Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP agree that all rights to indemnification existing in favor of, and all exculpations and limitations of the personal liability of, the Indemnified Parties provided for in the AMLI Charter or the AMLI Bylaws, as well as indemnification agreements, as in effect as of the date hereof and listed in
Section 5.9 of the AMLI Disclosure Letter with respect to matters occurring at or prior to the Merger Effective Time, including the Merger, shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Merger Effective Time, the Surviving Entity shall, and Purchaser will cause the Surviving Entity to, cause to be maintained in effect, with respect to actions and omissions occurring at or prior to the Merger Effective Time, trustees', directors' and officers' liability insurance and fiduciary insurance policies of not less than the existing coverage under, and having other terms not less favorable to, the insured persons than the trustees', directors' and officers' liability insurance coverage presently maintained by AMLI; provided that, in satisfying such obligation, none of the Purchaser or any Purchaser Subsidiary shall be obligated to pay premiums per annum in excess of 250% of the aggregate amount per annum that AMLI and the AMLI Subsidiaries paid for such coverage in the last full fiscal year, which amount AMLI has disclosed to the Purchaser prior to the date hereof.

          (c) This Section 5.9 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Purchaser, AMLI and the Surviving Entity. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.9.

          (d) In the event that the Surviving Entity (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that such continuing or surviving entity or transferee, as the case may be, assumes the obligations set forth in this Section 5.9.

     Section 5.10 Tax Returns. After the Merger Effective Time, Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the AMLI Subsidiaries for all periods (except for their taxable years which terminate as a result of the Merger or Partnership Merger) with the applicable taxing authority on or before the due date (including extensions, if any) for filing such Tax Returns.


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                                   ARTICLE VI.

                              CONDITIONS PRECEDENT

     Section 6.1 Conditions to Each Party's Obligation to Effect the Mergers. The respective obligations of AMLI, AMLI LP, Purchaser Acquisition Entity and Purchaser Acquisition LP to effect the Mergers and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Shareholder Approval. The AMLI Shareholder Approval shall have been obtained.

          (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Partnership Merger or any of the other transactions or agreements contemplated by the Transaction Documents shall be in effect.

     Section 6.2 Conditions to Obligations of Purchaser Parties. The obligations of the Purchaser Parties to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are further subject to the following conditions, any one or more of which may be waived by any of the Purchaser Parties:

          (a) Representations and Warranties. The representations and warranties of AMLI and AMLI LP contained in this Agreement (i) which are qualified by materiality or AMLI Material Adverse Effect shall be true and correct (without giving effect to any such materiality or AMLI Material Adverse Effect qualifier), except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, constitute an AMLI Material Adverse Effect and (ii) which are not qualified by materiality or AMLI Material Adverse Effect shall be true and correct in all material respects, in the case of each of clause (i) and (ii) as of the date hereof and as of the Closing Date as if made on and as of such date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), and Purchaser shall have received a certificate signed on behalf of AMLI by the Chief Executive Officer and the Chief Financial Officer of AMLI to such effect.

          (b) Performance of Covenants and Obligations of AMLI. AMLI and AMLI LP shall have performed in all material respects all covenants and obligations required to be performed by them under this Agreement at or prior to the Merger Effective Time, and Purchaser shall have received a certificate signed on behalf of AMLI by the Chief Executive Officer and the Chief Financial Officer of AMLI to such effect.

          (c) Material Adverse Change. Since the date of this Agreement, there shall have occurred no changes, events or circumstances which would, individually or in the aggregate, constitute an AMLI Material Adverse Effect, and Purchaser shall have received a certificate signed on behalf of AMLI by the Chief Executive Officer and the Chief Financial Officer of AMLI to such effect.

          (d) Market Conditions. There shall not have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange for a period in excess of five hours, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement or escalation of a war, armed hostilities or other international or national calamity resulting in a major dislocation of financial markets that materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, or (iv) in the case of any of the foregoing existing as of the date hereof, a material acceleration or worsening thereof; provided, that upon the expiration of 30 days following the assertion of this condition by any party, this condition shall be deemed satisfied with respect to the subject matter of such assertion.

          (e) Tax Opinion. Purchaser and Purchaser Acquisition Entity shall have received a tax opinion of Mayer, Brown, Rowe & Maw LLP, tax counsel to AMLI (or other nationally recognized tax counsel to AMLI satisfactory to Purchaser), substantially in the form attached hereto as Exhibit A and dated as of the Closing Date, opining that each of AMLI and the AMLI Subsidiaries that file Tax Returns as a REIT (i) has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code for all taxable periods commencing with the date of its formation through its taxable year ending on or before the Closing Date, and (ii) solely with respect to such AMLI Subsidiaries, is organized in conformity with the requirements for qualification as a REIT under the Code, and its current method of operation and ownership will enable it to meet the requirements for qualification as a REIT for the taxable year ending on the Closing Date, deeming for this purpose the Closing Date as the end of the taxable year for such AMLI Subsidiaries. Such opinion shall be based, in part, on customary assumptions and customary factual representations of AMLI and the AMLI Subsidiaries.

     Section 6.3 Conditions to Obligations of AMLI. The obligations of AMLI and AMLI LP to effect the Mergers and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are further subject to the following conditions, any one or more of which may be waived by AMLI and AMLI LP:

          (a) Representations and Warranties. The representations and warranties of Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP contained in this Agreement (i) which are qualified by materiality, shall be true and correct; and (ii) which are not qualified by materiality shall be true and correct in all material respects, in each of the foregoing cases, as of the date hereof and Closing Date as if made on and as of such date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), and AMLI shall have received a certificate signed on behalf of the Purchaser Parties by the President and the Chief Financial Officer of the Purchaser to such effect.

          (b) Performance of Covenants or Obligations of Purchaser Parties. Purchaser, Purchaser Acquisition Entity and Purchaser Acquisition LP shall have performed in all material respects all covenants and obligations required to be performed by them under this Agreement at or prior to the Merger Effective Time, and AMLI and AMLI LP shall have received a certificate signed on behalf of the Purchaser Parties by the President and the Chief Financial Officer of the Purchaser to such effect.

                                  ARTICLE VII.

                        TERMINATION, AMENDMENT AND WAIVER

     Section 7.1 Termination. This Agreement may be terminated at any time prior to the Merger Effective Time whether before or after the AMLI Shareholder Approval is obtained:

          (a) by mutual written consent of AMLI and Purchaser duly authorized by their board of trustees or board of directors, respectively;

          (b) by the Purchaser Parties, upon a breach of any representation, warranty, covenant or agreement on the part of AMLI set forth in this Agreement, or if any representation or warranty of AMLI shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or (b), as the case may be, would be incapable of being satisfied by April 30, 2006 (the "Termination Date"); provided, however, that in the event that the Purchaser has delayed the Closing pursuant to Section 6.2(d), the "Termination Date" (as defined herein) shall be extended to, and shall be, a date occurring on the date that follows April 30, 2006 by an amount of days equal to the number of days of such delay;

          (c) by AMLI and AMLI LP, upon a breach of any representation, warranty, covenant or agreement on the part of the Purchaser Parties set forth in this Agreement, or if any representation or warranty of the Purchaser Parties shall have become untrue, in either case such that the conditions set forth in
Section 6.3(a) or (b), as the case may be, would be incapable of being satisfied by the Termination Date;

          (d) by either AMLI and AMLI LP or Purchaser, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

          (e) by either AMLI and AMLI LP or Purchaser, if the Merger shall not have been consummated before the Termination Date; provided, however, that a party that has materially breached a representation, warranty or covenant of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 7.1(e);

          (f) by either AMLI or Purchaser if, upon a vote at the AMLI Shareholder Meeting, the AMLI Shareholder Approval shall not have been obtained, as contemplated by Section 5.1;

          (g) by AMLI, prior to the AMLI Shareholder Approval, if the AMLI Board of Trustees authorizes AMLI, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Competing Transaction; provided, that for the termination to be effective AMLI shall have paid the Break-Up Fee in accordance with this Agreement; or

          (h) by Purchaser if (i) the AMLI Board of Trustees shall have taken any action described in clause (iv) of Section 5.6(a) or shall have publicly announced a decision or intention to take any such action or (ii) AMLI shall have intentionally breached its obligation to call or hold the AMLI Shareholder Meeting or to cause the Proxy Statement to be mailed to its shareholders in advance of such AMLI Shareholder Meeting.

     A terminating party shall provide written notice of termination to the other parties specifying with particularity the basis for such termination. If more than one provision in this Section 7.1 is available to a terminating party in connection with a termination, a terminating party may rely on any or all available provisions in this Section 7.1 for any such termination.

     Section 7.2 Expenses.

          (a) Except as otherwise specified in this Section 7.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense.

          (b) AMLI and AMLI LP agree that if this Agreement shall be terminated pursuant to (A) Section 7.1(b) or 7.1(f), then AMLI and AMLI LP will pay to Purchaser, or as directed by Purchaser, an amount equal to the Purchaser Break-Up Expenses (as defined herein) or (B) Section 7.1(g) or 7.1(h), then AMLI will pay to Purchaser, or as directed by Purchaser, an amount equal to the Break-Up Fee (as defined herein); provided, that in either case, such amount shall be paid promptly, but in no event later than five (5) Business Days after such termination in the case of termination pursuant to Section 7.1(b), 7.1(f) or 7.1(h) or, in the case of termination pursuant to Section 7.1(g), prior to such termination. AMLI also agrees that if this Agreement is terminated pursuant to Section 7.1(b) or 7.1(f) and (A) after the date hereof and prior to such termination, a Person (or any representative of such Person) has made any proposal relating to a Competing Transaction and (B) within nine months of any such termination AMLI shall consummate a Competing Transaction or enter into a written agreement with respect to a Competing Transaction that is ultimately consummated, with any Person, then AMLI shall pay to Purchaser, or as directed by Purchaser, promptly, but in no event later than five (5) Business Days after consummating such Competing Transaction, an amount equal to the Break-Up Fee less any Purchaser Break-Up Expenses previously paid. Payment of any of such amounts shall be made, as directed by Purchaser, by wire transfer of immediately available funds. For purposes of this Agreement, the "Break-Up Fee" shall be an amount equal to $40,000,000. For purposes of this Agreement, the "Purchaser Break-Up Expenses" shall be an amount equal to Purchaser's out of pocket, third-party expenses incurred from and after September 21, 2005 in connection with this Agreement and the other transactions contemplated hereby (including, without limitation, reasonable attorneys', accountants' and investment bankers' fees and expenses).

          (c) Purchaser agrees that if this Agreement shall be terminated pursuant to Section 7.1(c), then Purchaser will pay to AMLI and AMLI LP, or as directed by AMLI and AMLI LP, an amount equal to the AMLI Break-Up Expenses (as defined herein); provided, such amount shall be paid promptly, but in no event later than five (5) Business Days after such termination. For purposes of this Agreement, the "AMLI Break-Up Expenses" shall be an amount equal to AMLI's and AMLI LP's out of pocket, third-party expenses incurred from and after September 21, 2005 in connection with this Agreement and the other transactions contemplated hereby (including, without limitation, reasonable attorneys', accountants' and investment bankers' fees and expenses).

          (d) The foregoing provisions of this Section 7.2 have been agreed to by each of the parties hereto in order to induce the other parties to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, it being agreed and acknowledged by each of them that the execution of this Agreement by them constitutes full and reasonable consideration for such provisions.

          (e) In the event that either of AMLI or AMLI LP, on the one hand, or Purchaser, on the other hand, is required to file suit to seek all or a portion of the amounts payable under this Section 7.2, and such party prevails in such litigation, such party shall be entitled to all expenses, including attorneys' fees and expenses, which it has incurred in enforcing its rights under this
Section 7.2.

     Section 7.3 Effect of Termination. In the event of termination of this Agreement by either AMLI or Purchaser as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of AMLI and AMLI LP, on the one hand, or Purchaser, on the other hand, other than as provided in the last sentence of Section 5.2,
Section 7.1, Section 7.2, this Section 7.3 and Article VIII and except to the extent that such termination results from fraud or a willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     Section 7.4 Amendment. This Agreement may be amended by the parties in writing by action of their respective board of trustees or board of directors, or other comparable bodies, at any time before or after the AMLI Shareholder Approval is obtained and prior to the filing of the Articles of Merger with the Maryland Department with respect to the Merger; provided, however, that, after the AMLI Shareholder Approval is obtained, no such amendment, modification or supplement shall be made that would require the approval of the AMLI Common Shareholders without obtaining such approval.

     Section 7.5 Extension; Waiver. At any time prior to the Effective Time, each of AMLI and AMLI LP, on the one hand, and Purchaser, on the other hand, may
(a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions of Section 7.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     Section 7.6 Payment of Amount or Expense.

          (a) In the event that AMLI (and AMLI LP if applicable) are obligated to pay to Purchaser the Break-Up Fee or the Purchaser Break-Up Expenses pursuant to Section 7.2(b) or Purchaser is obligated to pay to AMLI and AMLI LP the AMLI Break-Up Expenses pursuant to Section 7.2(c) (collectively, the "Break-Up Amount"), AMLI (and AMLI LP if applicable) or Purchaser, as applicable (the "Payor"), shall pay to the other party (the "Payee") from the applicable Break-Up Amount deposited into escrow, if any, in accordance with the next sentence, an amount equal to the lesser of (i) the Break-Up Amount and (ii) the sum of (1) the maximum amount that can be paid to the Payee without causing the Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(H) or 856(c)(3)(I) of the Code ("Qualifying Income"), as determined by the Payee's independent certified public accountants, plus (2) in the event the Payee receives either (A) a letter from the Payee's counsel indicating that the Payee has received a ruling from the IRS described in
Section 7.6(b)(ii) or (B) an opinion from the Payee's outside counsel as described in Section 7.6(b)(ii), an amount equal to the Break-Up Amount less the amount payable under clause (1) above. To secure the Payor's obligation to pay these amounts, the Payor shall deposit into escrow an amount in cash equal to the Break-Up Amount with an escrow agent selected by the Payor and on such customary terms (subject to Section 7.6(b)) as shall be reasonably acceptable to each of AMLI, Purchaser and the escrow agent, provided that in the case where the Payor is AMLI and the Payee is Purchaser, the payment or deposit into escrow shall be at Purchaser's option. The payment or deposit into escrow of the Break-Up Amount pursuant to this Section 7.6(a) shall be made at the time the Payor is obligated to pay the Payee such amount pursuant to Section 7.2(b) or
Section 7.2(c), as applicable, by wire transfer of immediately available funds.

          (b) The escrow agreement shall provide that the Break-Up Amount in escrow or any portion thereof shall not be released to the Payee unless the escrow agent receives any one or combination of the following: (i) a letter from the Payee's independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Payee without causing the Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Payee's accountants revising that amount, in which case the escrow agent shall release such amount to the Payee, or (ii) a letter from the Payee's counsel indicating that the Payee received a ruling from the IRS holding that the receipt by the Payee of the Break-Up Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Payee's outside counsel has rendered a legal opinion to the effect that the receipt by the Payee of the Break-Up Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Break-Up Amount to the Payee. The Payor agrees to amend this
Section 7.6 at the reasonable request of the Payee in order to (x) maximize the portion of the Break-Up Amount that may be distributed to the Payee hereunder without causing the Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Payee's chances of securing a favorable ruling described in this Section 7.6(b) or (z) assist the Payee in obtaining a favorable legal opinion from its outside counsel as described in this Section 7.6(b). The escrow agreement shall also provide that any portion of the Break-Up Amount held in escrow for five years shall be released by the escrow agent to the Payor. The


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

Payor shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

                                 ARTICLE VIII.

                               GENERAL PROVISIONS

     Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger Effective Time. This Section
8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Merger Effective Time.

     Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and also made orally if so required pursuant to any Section of the Agreement) and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

          (a)  if to Purchaser Parties, to

               Prime Property Fund, LLC
               c/o Morgan Stanley Real Estate Advisor, Inc.
               3424 Peachtree Road, N.E.
               Atlanta, Georgia 30326-1102
               Attn: President
               Fax: (404) 812-8433

               with a copy to:

               Davis Polk & Wardwell
               450 Lexington Avenue
               New York, NY 10023
               Attn: Louis L. Goldberg, Esq.
               Fax: (212) 450-3800

               if to AMLI Parties, to

               AMLI Residential Properties Trust
               125 South Wacker Drive, Suite 3100
               Chicago, IL 60606
               Attn: Gregory T. Mutz
               Fax: (312) 984-5036
               with a copy to:

               Mayer, Brown, Rowe & Maw LLP
               71 South Wacker Drive
               Chicago, IL 60606
               Attn.: Edward J. Schneidman, Esq.
               Fax: (312) 701-7711

     Section 8.3 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof", "herein" and "hereby" refer to this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

     Section 8.4 Performance Guaranty. Purchaser hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Purchaser Acquisition Entity under this Agreement in accordance with the terms hereof.

     Section 8.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     Section 8.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 8.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Transaction Documents executed substantially concurrently herewith and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Except for the provisions of Section 5.9, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.

     Section 8.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

     Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, provided that each of Purchaser Acquisition Entity and Purchaser Acquisition LP shall be permitted to transfer or assign to one of its Affiliates the right to enter into the transactions contemplated by this Agreement, but no such transfer or assignment shall relieve such Person of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 8.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 8.11 Exhibits; Disclosure Letter. The Exhibits referred to herein and the AMLI Disclosure Letter, and all exhibits or attachments thereto, are intended to be and hereby are specifically made a part of this Agreement.

     Section 8.12 Jurisdiction; Venue. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF MARYLAND AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF MARYLAND SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A MARYLAND STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY APPLICABLE LAWS, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

     Section 8.13 Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES

ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

                                  ARTICLE IX.

                               CERTAIN DEFINITIONS

     Section 9.1 Certain Definitions. (a) For purposes of this Agreement:

     "Acquisition Limited Partner" means Atom Partner LLC, a Delaware limited liability company.

     "Affiliate" of any Person has the meaning assigned thereto by Rule 12b-2 under the Exchange Act.

     "AMLI Material Adverse Effect" means, with respect to AMLI, any change, event, effect, Liability or set of circumstances that, when taken together with all other adverse changes, events, effects, Liabilities or sets of circumstances that have occurred, is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or Liabilities of AMLI and the AMLI Subsidiaries taken as a whole, except for any such change, event or effect, Liability or set of circumstances resulting from
(a) changes in conditions (including changes in Law or GAAP) affecting the multifamily residential or real estate industries generally, the United States of America or global economy, (b) except with respect to Section 3.1(d), the announcement or performance of this Agreement or the transactions contemplated by the Transaction Documents, (c) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving or affecting the Unites States of America or (d) earthquakes, hurricanes, other natural disasters or acts of God, which, in the case of each of clause (a), (c) and (d), do not affect AMLI or the AMLI Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the multifamily residential industry.

     "AMLI Severance Plan" shall mean any and all letters and arrangements between AMLI and any of its employees relating to the payment of severance obligations to such employee following AMLI's termination of employment of such employee, as listed on Section 5.8(a) of the AMLI Disclosure Letter.

     "AMLI Subsidiary" means each Subsidiary of AMLI; provided, however, the entities disclosed in Section 9.1 of the AMLI Disclosure Letter shall not be Subsidiaries of AMLI for purposes of this Agreement.

     "Articles of Merger" means the articles of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, Title 8.

     "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.

     "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

     "Knowledge", or any similar expression, shall mean (i) with respect to AMLI (or any AMLI Subsidiaries), the actual knowledge of the persons set forth on Exhibit B; and (ii) with respect to Purchaser (or any of its Subsidiaries), the actual knowledge of the persons set forth on Exhibit C.

     "LLC Certificate of Merger" mean the certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the LLC Act.

     "LP Certificate of Merger" means the certificate of merger with respect to the Partnership Merger, containing the provisions required by, and executed in accordance with, the DRULPA.

     "Law" means any Federal, state, local or foreign statute, law, regulation, permit, license, approval, authorization, rule, ordinance or code of any Governmental Entity, including any judicial or administrative interpretation thereof.

     "Liabilities" means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

     "Maryland Department" means the State Department of Assessments and Taxation of Maryland.

     "Order" means any award, judgment, injunction, consent, ruling, decree or order (whether temporary, preliminary or permanent) issued, adopted, granted, awarded or entered by any Governmental Entity or private arbitrator of competent jurisdiction.

     "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

     "Purchaser Subsidiary" means Purchaser Acquisition Entity, Purchaser Acquisition LP and each other Subsidiary of Purchaser.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which (i) such Person, or its Subsidiary, is the general partner or manager or (ii) such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.

     "Tax" or "Taxes" shall mean any U.S. federal, state, local and foreign income, gross receipts, license, withholding, property, recording, stamp, sales, use, franchise, employment, payroll, excise, environmental and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions thereto.

     "Tax Protection Agreement" shall mean any agreement, oral or written, to which AMLI or any AMLI Subsidiary is a party and pursuant to which (A) any liability to the holders of the LP Units may arise relating to Taxes, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (B) in connection with the deferral of income Taxes of a holder of LP Units, AMLI or any AMLI Subsidiary has agreed to (1) maintain a minimum level of debt or continue a particular debt or (2) retain or not dispose of assets for a period of time that has not since expired or (C) limited partners of AMLI LP have guaranteed or otherwise assumed, directly or indirectly, debt of AMLI LP or are offered the opportunity to do so.

     "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Transaction Documents" means this Agreement and the Voting Agreement. The Transaction Documents to be executed by a specified Person on or after the date hereof are referred to as "such Person's Transaction Documents," "its Transaction Documents" or another similar expression.

     "2006 Capital Budgets" means the capital expenditure budgets adopted by the management of AMLI and approved by the Chief Executive Officer of AMLI on or prior to December 31, 2005, and, as applicable, subsequently approved by the applicable AMLI co-investment partner (each being identified on Section 3.1(b)(i) of the AMLI Disclosure Letter) with respect to the AMLI Subsidiaries not directly or indirectly wholly-owned by AMLI LP with such adjustments, amendments and modifications reasonably requested by such co-investment partner; provided, that any provision for a capital investment project for a 2006 budgeted amount in excess of $2,000,000 per AMLI Property contained in the 2006 Capital Budgets shall be reasonably acceptable to Purchaser.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

                  TERM                            SECTION
----------------------------------------   ---------------------
Agreement                                  Preamble
AMLI                                       Preamble
AMLI Board of Trustees                     Recitals
AMLI Break-Up Expenses                     Section 7.2(c)
AMLI Bylaws                                Section 3.1(a)
AMLI Charter                               Section 3.1(a)
AMLI Common Shareholders                   Recitals
AMLI Common Shares                         Recitals
AMLI Disclosure Letter                     Section 3.1(a)
AMLI Employee Benefit Plans                Section 3.1(l)(ii)
AMLI Employees                             Section 5.8(a)
AMLI Financial Advisor                     Recitals
AMLI Intellectual Property Rights          Section 3.1(n)(i)
AMLI LP                                    Preamble
AMLI LP Agreement                          Section 1.5(b)
AMLI LP Unitholders                        Recitals
AMLI Option Plan                           Section 1.8(a)
AMLI Options                               Section 3.1(a)
AMLI Other Interests                       Section 3.1(b)(ii)
AMLI Permits                               Section 3.1(b)(i)
AMLI Properties                            Section 3.1(o)(ii)
AMLI Property                              Section 3.1(o)(iii)
AMLI Recommendation                        Section 5.1(b)
AMLI Rights Agreement                      Recitals
AMLI SEC Documents                         Section 3.1(e)(i)
AMLI Shareholder Approval                  Section 3.1(d)(i)
AMLI Shareholder Meeting                   Section 3.1(d)(i)
AMLI Subsidiary Partnership                Section 5.4(b)
Balance Sheet                              Section 3.1(e)(ii)
Break-Up Amount                            Section 7.6
Break-Up Fee                               Section 7.1(g)
Closing                                    Section 1.2
Closing Date                               Section 1.2
Commitment                                 Section 4.1(b)(v)
Common Share Certificate                   Section 2.1(b)(i)
Competing Transaction                      Section 5.5(c)
Confidentiality Agreement                  Section 5.2
Construction Projects                      Section 3.1(p)(x)
DRIP                                       Section 1.10
DRULPA                                     Recitals
Encumbrances                               Section 3.1(p)(i)
Environmental Law                          Section 3.1(o)
ERISA                                      Section 3.1(l)(i)(A)
ESPP                                       Section 1.8(a)
Exchange Act                               Section 3.1(d)(iii)

                  TERM                            SECTION
----------------------------------------   ---------------------
Exchange Agent                             Section 2.1(a)
Exchange Fund                              Section 2.1(a)
Fairness Opinion                           Recitals
Financing Letter                           Section 3.2(g)
GAAP                                       Section 3.1(e)(i)
General Partner                            Recitals
GP Units                                   Section 3.1(c)(ii)(A)
indebtedness                               Section 3.1(g)
Indemnifiable Amounts                      Section 5.9(a)
Indemnified Parties                        Section 5.9(a)
Indemnified Party                          Section 5.9(a)
Indemnitors                                Section 5.9(a)
Intellectual Property                      Section 3.1(n)(ii)
Interim Financial Information              Section 3.1(e)(ii)
Letter of Transmittal                      Section 2.1(b)(i)
Liens                                      Section 3.1(b)(i)
LLC Act                                    Recitals
LP Units                                   Recitals
Material Contracts                         Section 3.1(u)(i)
Merger                                     Recitals
Merger Consideration                       Section 1.4(b)
Merger Effective Time                      Section 1.3(a)
Mergers                                    Recitals
MGCL                                       Recitals
Ownership Limit                            Section 3.1(v)
Partnership Merger                         Recitals
Partnership Merger Consideration           Section 1.5(b)
Partnership Merger Effective Time          Section 1.3(b)
Payee                                      Section 7.6
Payor                                      Section 7.6
Permitted Title Exceptions                 Section 3.1(p)(ii)
Preferred Share Certificate                Section 2.1(b)(i)
Preferred Shares                           Section 1.4(c)(ii)
Property Restrictions                      Section 3.1(p)(ii)
Proxy Statement                            Section 3.1(d)(iii)
Purchaser                                  Preamble
Purchaser Acquisition Entity               Preamble
Purchaser Acquisition LP                   Preamble
Purchaser Break-Up Expenses                Section 7.2(b)
Purchaser Parties                          Preamble
Qualifying Income                          Section 7.6
REIT                                       Section 3.1(k)(ii)
Restricted Share Plan                      Section 1.8(a)
Sarbanes-Oxley Act                         Section 3.1(e)(iii)
Securities Act                             Section 3.1(e)(i)

                  TERM                            SECTION
----------------------------------------   ---------------------
Series A Preferred Shares                  Section 3.1(c)(i)(A)
Series B Merger Consideration              Section 1.4(c)(i)
Series B Preferred Shares                  Section 1.4(c)(i)
Series C Preferred Shares                  Section 3.1(c)(i)(A)
Series D Merger Consideration              Section 1.4(c)(ii)
Series D Preferred Shares                  Section 1.4(c)(ii)
Superior Competing Transaction             Section 5.5(d)
Surviving Entity                           Section 1.1(a)
Surviving Partnership                      Section 1.1(b)
Takeover Statute                           Section 3.1(v)
Termination Date                           Section 7.1(b)
Third Party Intellectual Property Rights   Section 3.1(n)(ii)
Title 8                                    Recitals
Triggered Loans                            Section 3.1(d)(ii)
Unitholder Letter of Transmittal           Section 2.1(c)(i)
Voting Agreement                           Recitals

                                    * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                        PRIME PROPERTY FUND, LLC

                                        By: Morgan Stanley Real Estate Advisor,
                                            Inc., its Manager


                                        By: /s/ John D. Kessler
                                            ------------------------------------
                                        Name:   John D. Kessler
                                              ----------------------------------
                                        Title:  Managing Director
                                               ---------------------------------


                                        ATOM ACQUISITION LLC

                                        By: PPF Multifamily, LLC, its sole
                                            member

                                        By: PPF OP, LP, its sole member

                                        By: PPF OPGP, LLC, its general partner

                                        By: Prime Property Fund, LLC, its sole
                                            member

                                        By: Morgan Stanley Real Estate Advisor,
                                            Inc., its Manager


                                        By: /s/ John D. Kessler
                                            ------------------------------------
                                        Name:   John D. Kessler
                                              ----------------------------------
                                        Title:  Managing Director
                                               ---------------------------------


                                        ATOM ACQUISITION PARTNERS, L.P.

                                        By: Atom Acquisition LLC, its general
                                            partner

                                        By: PPF Multifamily, LLC, its sole
                                            member

                                        By: PPF OP, LP, its sole member

                                        By: PPF OPGP, LLC, its general partner

                                        By: Prime Property Fund, LLC, its sole
                                            member

                                        By: Morgan Stanley Real Estate Advisor,
                                            Inc., its Manager


                                        By: /s/ John D. Kessler
                                            ------------------------------------
                                        Name:   John D. Kessler
                                              ----------------------------------
                                        Title:  Managing Director
                                               ---------------------------------

                                        AMLI RESIDENTIAL PROPERTIES TRUST


                                        By: /s/ Gregory T. Mutz
                                            ------------------------------------
                                        Name:   Gregory T. Mutz
                                              ----------------------------------
                                        Title:  Chief Executive Officer
                                               ---------------------------------


                                        AMLI RESIDENTIAL PROPERTIES, L.P.

                                        By: AMLI Residential Properties Trust,
                                            its general partner


                                        By: /s/ Gregory T. Mutz
                                            ------------------------------------
                                        Name:   Gregory T. Mutz
                                              ----------------------------------
                                        Title:  Chief Executive Officer
                                               ---------------------------------

                                    Exhibit A

                                   Tax Opinion

                                    Exhibit B

                             AMLI Knowledge Persons

Gregory T. Mutz
Allan J. Sweet
Philip N. Tague
Robert J. Chapman
Charlotte A. Sparrow

                                    Exhibit C

                           Purchaser Knowledge Persons

John Kessler
Candice Todd